Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

BRIDGER BIGHORN, LLC

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

(SOLELY FOR THE PURPOSES OF ARTICLE III, SECTIONS 4.8, 7.2, 7.12 THROUGH

7.20, 9.1, 9.3 THROUGH 9.9, AND ARTICLE X HEREIN)

AND THE

FOLLOWING SELLERS:

ROBERT EISELE

CHRISTOPHER EISELE

Dated as of July 21, 2023

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	DEFINED TERMS	1
1.2	INTERPRETATION	15
ARTICLE II PURCHASE AND SALE OF EQUITY INTERESTS		15
2.1	PURCHASE AND SALE OF EQUITY INTERESTS	15
2.2	ESTIMATED PURCHASE PRICE CALCULATION STATEMENT	15
2.3	PURCHASE PRICE ALLOCATION	16
2.4	EXCLUDED ASSETS	16
ARTICLE III CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP		16
3.1	CLOSING	16
3.2	PAYMENT OF CLOSING INDEBTEDNESS	16
3.3	CLOSING TRANSACTIONS	17
3.4	POST-CLOSING PURCHASE PRICE TRUE-UP	18
3.5	WITHHOLDING TAXES	21
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND BAER		24
4.1	ORGANIZATION; STANDING; CITIZENSHIP	24
4.2	AUTHORITY; AUTHORIZATION; ENFORCEABILITY	24
4.3	NONCONTRAVENTION	24
4.4	APPROVALS; CLAIMS OR LEGAL PROCEEDINGS	24
4.5	BROKERS	25
4.6	SECURITIES ACT	25
4.7	AVAILABILITY OF FUNDS	25
4.8	SEC FILINGS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES	25
ARTICLE V REPRESENTATIONS AND WARRANTIES OF EACH SELLER		26
5.1	EXECUTION AND DELIVERY; VALID AND BINDING AGREEMENTS	26
5.2	AUTHORITY; ORGANIZATION	27
5.3	NONCONTRAVENTION	27
5.4	APPROVALS	27
5.5	OWNERSHIP OF THE EQUITY INTERESTS	27
5.6	LITIGATION	28
5.7	SECURITIES ACT	28
5.8	ACCREDITED INVESTOR STATUS	28
ARTICLE VI REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES		28
6.1	ORGANIZATION; STANDING; CITIZENSHIP	28
6.2	AUTHORITY TO CONDUCT BUSINESS	28
6.3	ORGANIZATIONAL DOCUMENTS	29
6.4	NONCONTRAVENTION	29
6.5	APPROVALS	29
6.6	BROKERS	29
6.7	CAPITALIZATION OF THE COMPANIES	29
6.8	RIGHTS; WARRANTS OR OPTIONS	29
6.9	FINANCIAL STATEMENTS	30
6.10	INDEBTEDNESS; UNDISCLOSED LIABILITIES	30

i

6.11	TANGIBLE PERSONAL PROPERTY	30
6.12	REAL PROPERTY	31
6.13	INTELLECTUAL PROPERTY	31
6.14	INSURANCE	32
6.15	LABOR MATTERS	33
6.16	PERMITS; COMPLIANCE WITH LAW	34
6.17	LITIGATION	35
6.18	EMPLOYEE BENEFIT PLANS; ERISA	35
6.19	TAX MATTERS	36
6.20	ENVIRONMENTAL, HEALTH AND SAFETY MATTERS	38
6.21	MATERIAL CONTRACTS	39
6.22	TRANSACTIONS WITH AFFILIATES	39
6.23	ABSENCE OF CHANGES	39
6.24	ANTI-CORRUPTION MATTERS	40
6.25	ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE	40
6.26	AIRCRAFT	40
6.27	SUPPLEMENTAL TYPE CERTIFICATES	41
6.28	FAA MATTERS	41
ARTICLE VII ADDITIONAL AGREEMENTS		42
7.1	FURTHER ASSURANCES	42
7.2	PUBLICITY	42
7.3	BUSINESS RECORDS; SUPPORT	42
7.4	INVESTIGATION; NO RELIANCE BY PURCHASER	43
7.5	EXCULPATION AND INDEMNIFICATION OF MANAGERS AND OFFICERS	43
7.6	LIMITATION OF REPRESENTATIONS AND WARRANTIES	44
7.7	PLANT CLOSINGS AND MASS LAYOFFS	44
7.8	DOMAIN NAMES; USE OF ACQUIRED TRADEMARKS	44
7.9	EMPLOYEES; BENEFIT PLANS	45
7.10	INTERCOMPANY PAYABLES OR RECEIVABLES	45
7.11	RELEASE	45
7.12	DASH-8	46
7.13	TRANSFER RESTRICTIONS	46
7.14	REGISTRATION RIGHTS	48
7.15	ASSIGNMENT	52
7.16	INVESTIGATION; NO RELIANCE BY SELLERS	52
7.17	LIMITATION OF REPRESENTATIONS AND WARRANTIES	53
7.18	COVENANT NOT TO COMPETE OR SOLICIT BUSINESS; CONFIDENTIAL NATURE OF INFORMATION	53
ARTICLE VIII REMEDIES FOR BREACH OF THIS AGREEMENT		56
8.1	SURVIVAL	56
8.2	INDEMNIFICATION	56
8.3	THIRD PARTY CLAIMS	57
8.4	LIMITATIONS ON INDEMNIFICATION	59
8.5	LIMITATION OF REMEDIES	61
8.6	SPECIFIC PERFORMANCE	61
8.7	PRIORITY	61

ARTICLE IX TAX MATTERS		61
9.1	TAX RETURNS	61
9.2	LIABILITY FOR TAXES	63
9.3	TAX BENEFITS	63
9.4	APPORTIONMENT OF TAXES	63
9.5	COOPERATION	64
9.6	TAX CONTESTS	64
9.7	AMENDED RETURNS	65
9.8	TAX REFUNDS	65
9.9	OTHER TAXES	66
ARTICLE X MISCELLANEOUS		66
10.1	NOTICES	66
10.2	ENTIRE AGREEMENT	67
10.3	AMENDMENT AND WAIVER	67
10.4	BENEFITS; BINDING EFFECT; ASSIGNMENT	67
10.5	NO THIRD PARTY BENEFICIARY; NO BENEFIT PLAN AMENDMENT	67
10.6	SEVERABILITY	67
10.7	EXPENSES	68
10.8	COUNTERPARTS AND DELIVERY	68
10.9	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL	68
10.10	DISCLOSURE SCHEDULES	68

SCHEDULES

Sellers’ Schedule

Schedule 2.2 -	Estimated Purchase Price Calculation Statement
Schedule 2.3 -	Aggregate Cash Purchase Price Allocation
Schedule 2.4 -	Excluded Assets
Schedule 3.2 -	Payment of Closing Indebtedness
Schedule 4.4 -	Approvals; Claims or Legal Proceedings
Schedule 5.3 -	Noncontravention
Schedule 5.4 -	Approvals
Schedule 5.5 -	Ownership of the Equity Interests
Schedule 6.4 -	Noncontravention
Schedule 6.5 -	Approvals
Schedule 6.7 -	Capitalization of the Companies
Schedule 6.9 -	Financial Statements
Schedule 6.10 -	Indebtedness; Undisclosed Liabilities
Schedule 6.11 -	Tangible Personal Property
Schedule 6.12 -	Leased Real Property
Schedule 6.13(a) -	Intellectual Property
Schedule 6.13(b) -	Infringement of Intellectual Property
Schedule 6.14 -	Insurance
Schedule 6.15(a) -	Labor Matters
Schedule 6.15(b) -	Unfair Labor Practices

Schedule 6.15(c) -	Labor Organization Agreements
Schedule 6.15(f) -	Leased Employees and Independent Contractors
Schedule 6.16 -	Permits; Compliance with Law
Schedule 6.17 -	Litigation
Schedule 6.18 -	Employee Benefit Plans; ERISA
Schedule 6.18(d) -	Accelerated Vesting; Non-Deductible Payments
Schedule 6.19 -	Tax Matters
Schedule 6.20 -	Environmental, Health and Safety Matters
Schedule 6.21 -	Material Contracts
Schedule 6.22 -	Transactions with Affiliates
Schedule 6.23 -	Absence of Changes
Schedule 6.25 -	Accounts Receivable; Accounts Payable
Schedule 6.26 -	Aircraft
Schedule 6.27 -	Supplemental Type Certificates
Schedule 6.28 -	FAA Matters

EXHIBITS

Exhibit A -	Net Working Capital Calculation
Exhibit B -	Form of Securityholder Questionnaire

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of July 21, 2023 (the “Effective Date”), by and among Bridger Bighorn, LLC, a Montana limited liability company (“Purchaser”); Robert Eisele (“R. Eisele”), and Christopher Eisele (“C. Eisele”) (collectively “Sellers” and individually a “Seller”); and, solely for the purposes of Article III, Sections 4.8, 7.1, 7.2, 7.12 through 7.20, 9.1, 9.3 through 9.9, and Article X below, Bridger Aerospace Group Holdings, Inc., a Delaware corporation (“BAER”).

RECITALS

A.    Big Horn Airways, Inc., a Wyoming corporation (“Company,” and collectively with any Affiliate that holds assets or operations utilized in the operation of any of the Company’s businesses, including any entity that may own the aircraft utilized in the Company’s business, the “Companies”), is engaged in the business of providing aviation services including air charter, air cargo, aircraft maintenance, avionics, shared aircraft ownership, and aviation fuel (“Aerial Services”).

B.    Sellers own all of the outstanding ownership interests in the Companies (collectively, the “Equity Interests”).

C.    Sellers desire to sell the Equity Interests to Purchaser, and Purchaser desires to purchase the Equity Interests from Sellers, upon the terms and subject to the conditions contained in this Agreement.

AGREEMENT

In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms, when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

“Acquired Trademarks” is defined in Section 7.8.

“Adjustment Time” means 11:59 pm (Central time) on the day immediately prior to the Closing.

“Aerial Services” is defined in the recitals.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person; provided that with respect to Purchaser and BAER, Affiliates shall be limited to BAER and its controlled Affiliates and shall not include any direct or indirect equityholder who owns beneficially or of record an interest in BAER, in such equityholder’s capacity as such (for the avoidance of doubt, Blackstone Inc. and its affiliated companies and funds are not Affiliates of BAER or Purchaser). The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity interests, by contract, credit arrangement or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504 of the Code.

“Aggregate Cash Purchase Price” means an amount equal to the sum of (a) the Cash Price, plus (b) the Closing Indebtedness plus or minus (c) as adjusted following Closing, the amount of the Net Working Capital Adjustment.

“Agreement” is defined in the preamble of this Agreement.

“AICPA” shall mean the Association of International Certified Professional Accountants.

“AICPA Audited Financial Statements” is defined in Section 6.9.

“Aircraft” means the Airframe, the Engines, the Parts, the Ancillary Items, and the Aircraft Documents. The Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or removed from the Airframe.

“Aircraft Documents” means all documents and records pertaining to the Airframe or any Engine, including a current and valid United States Standard Airworthiness Certificate; all logbooks, manuals, maintenance records and overhaul records in the English language; all weight and balance records; all maintenance contracts, computerized maintenance programs, engine programs, avionic programs and warranty contracts; all wiring diagrams, drawings and data; all issued FAA Form 337s; all Certificates; all Aircraft registrations; and any and all other records related to or required to be maintained with respect to the Aircraft.

“Aircraft Specification” means the Aircraft Specification set forth in Schedule 6.26.

“Airframe” means model aircraft and serial number as described in Schedule 6.26, together with any and all Parts incorporated or installed in or attached thereto.

“Allocable Portion” means a percentage based upon the portion of ownership interest in the Companies allocable to each Seller as set forth on the Sellers’ Schedule.

“Ancillary Items” means all engine covers, tool kits, spare parts, loose equipment, and other equipment of whatever nature incorporated in, attached to or associated with the Airframe or the Engines.

“Authority” means any governmental authority, self-regulatory organization, regulatory body, agency, commission, board, bureau, authority, official, court, arbitrator, mediator, tribunal or other instrumentality of the United States or of any foreign, domestic, federal, state, county, city, local or other political subdivision or other governmental division.

“BAER” is defined in the preamble of this Agreement.

“BAER Balance Sheet” is defined in Section 4.8(c).

“BAER Common Stock” means the common stock of BAER, par value $0.0001 per share.

“BAER Forward-Looking Statements” is defined in Section 7.16(a).

“BAER SEC Documents” is defined in Section 4.8(a).

“BAER Share Consideration” is defined in Section 3.3(c).

“Benefit Plans” is defined in Section 6.18(a).

“Business Day” means any day except Saturday, Sunday and any other day on which commercial banks located in Sheridan, Wyoming are authorized or required by Law to be closed for business.

“Cap” is defined in Section 8.4(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended or modified, or any other similar relief in response to the COVID-19 pandemic.

“Cash” means the cash and cash equivalents of the Companies (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements. The term “Cash” does not include customer deposits and other restricted cash.

“Cash Price” is defined within the definition of Purchase Price.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificates” is defined in Section 6.27.

“Citizen of the United States” has the meaning set forth in 49 U.S.C. § 40102(a)(15), as interpreted by DOT.

“Closing” and “Closing Date” are defined in Section 3.1.

“Closing Company Cash” means the combined Cash balances of the Companies, as of the Adjustment Time, plus an amount equal to inbound wires in transit and checks presented by any of the Companies for deposit but not yet credited to deposit accounts and minus an amount equal to outbound wires in transit and checks written by any of the Companies that have not yet been presented for deposit; provided, however, that Closing Company Cash shall exclude (i) any Cash not freely usable because such amounts are subject to restrictions or limitations on use or distribution by Law, Contract or otherwise, and (ii) any amounts collateralizing outstanding letters of credit or performance under Contracts of the Companies.

“Closing Cash Payment” is defined within the definition of Purchase Price.

“Closing Indebtedness” means the combined amount of Indebtedness of the Companies as of the Adjustment Time (other than Indebtedness of any of the Companies with respect to which the obligee is any of the Companies), that is outstanding and not paid as of the Closing, up to a maximum amount of $12,500,000, and which is not included in the calculation of Net Working Capital.

“Closing Net Working Capital” means the amount of the Net Working Capital as of the Adjustment Time, without giving effect to the transactions contemplated hereby.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Companies” and “Company” are defined in the Recitals to this Agreement.

“Company Forward-Looking Statements” is defined in Section 7.4(a).

“Company Intellectual Property” means, collectively, (a) all Owned Intellectual Property, and (b) all Intellectual Property licensed or otherwise used by the Companies.

“Company Transaction Expenses” means (a) all expenses of the Companies (prior to the Closing) and Sellers incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including fees and expenses of attorneys, financial advisors, accountants and other advisors and service providers (including those costs associated with the preparation of the Companies’ 2022 audit in accordance with AICPA GAAS).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of March 13, 2023, between Bridger Aerospace Group, LLC, a Delaware limited liability company an affiliate of Purchaser, and the Company.

“Continuing Employee” is defined in Section 7.9(a).

“Contract” means any contract, lease, license, commitment, undertaking (to the extent such undertaking is enforceable by a third party) or other agreement.

“Damages” means all damages, costs, Taxes, losses, expenses, awards, judgments, liabilities, obligations, deficiencies, fines, sanctions, penalties and interest, assessments and fees (including court costs and reasonable attorneys’ fees and expenses).

“DASH-8” shall mean one (1) De Havilland DHC8-202 aircraft reasonably acceptable to each of the Sellers and the Purchaser (the “DASH-8”).

“DASH-8 Condition Precedent” shall have the meaning ascribed to it in Section 7.12.

“DOT” means the United States Department of Transportation, an agency of the United States Government.

“Effective Date” means July 21, 2023.

“Eisele Indebtedness” means the combined amount of Indebtedness that Chris Eisele owes to the Companies as of the Adjustment Time.

“Employees” means all employees of the Companies, including those not at work by reason of being absent in accordance with policies of the Companies concerning vacation, sick time, personal days, jury or witness duty, disability, military, bereavement or family leave.

“Engines” means model engines bearing manufacturer serial numbers for each Aircraft, as further described in Schedule 6.26, together with any and all Parts incorporated or installed in or attached thereto.

“Environmental, Health and Safety Laws” means all existing and applicable Laws of federal, state and local Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, as such requirements are enacted and in effect on the Closing Date.

“Equity Interests” is defined in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any other Person under common control with the Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder or under this Agreement or Section 4001 of ERISA.

“ERISA Plan” is defined in Section 6.18(a).

“Estimated Purchase Price Calculation Statement” is defined in Section 2.2.

“FAA” means the Federal Aviation Administration, an operating administration of DOT.

“FAR” means the Aeronautics Regulations of Title 14, Parts 2 and 399 of the United States Code of Federal Regulations, as amended.

“Final Purchase Price Calculation Statement” is defined in Section 3.4(a).

“Financial Statements” is defined in Section 6.9.

“Fraud” means, with respect to a party hereto, actual and intentional common law fraud under the laws of the State of Delaware, by such party with respect to the representations and warranties made by such party pursuant to Article IV, Article V or Article VI, as applicable, which involves a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement, with the express intent of inducing any other party hereto to enter into this Agreement and upon which such party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or similar theory) under applicable Law, and where the party committing such actual fraud has actual knowledge that such representations and warranties were breached when made.

“Fundamental Representations” means the representations and warranties of (i) Purchaser set forth in Sections 4.1 (Organization; Standing; Citizenship), 4.2 (Authority; Authorization; Enforceability), 4.3 (Noncontravention), 4.4 (Approvals; Claims or Legal Proceedings) and 4.5 (Brokers), and (ii) Sellers set forth in Sections 5.1 (Execution and Delivery; Valid and Binding Agreements), 5.2 (Authority; Organization), 5.5 (Ownership of the Equity Interests), 6.1 (Organization; Standing; Citizenship), 6.2 (Authority to Conduct Business), 6.3 (Organizational Documents), 6.6 (Brokers), 6.7 (Capitalization of the Companies), 6.8 (Rights; Warrants or Options), the first sentence of 6.11 (Tangible Personal Property), and 6.22 (Transactions with Affiliates).

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“GAAS” means general accepted auditing standards as in effect in the United States of America from time to time.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.

“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of bankers’ acceptances or letters of credit (but only to the extent drawn), (g) all interest, fees, prepayment premiums and other expenses owed by such Person with respect to any indebtedness, liabilities and/or obligations of any of the types referred to above, (h) declared and unpaid dividends or distributions or amounts owed by the Company to Sellers or their respective Affiliates, (i) obligations of such Person (including payroll Taxes) deferred pursuant to the CARES Act or similar program, (j) liability of such Person for unpaid Pre-Closing Taxes, including Taxes not yet due and payable, and (k) all indebtedness, liabilities and/or obligations of any of the types referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, that Indebtedness does not include any (w) letter of credit, corporate guarantee, pledge, bond or similar arrangement running to the account of or for the benefit of the Companies; (x) any liability included within Net Working Capital; (y) any Company Transaction Expenses; (z) any ordinary course payables or deferred revenue.

“Indemnified Person” is defined in Section.

“Indemnifying Party” is defined in Section 8.3(a).

“Independent Accounting Firm” is defined in Section 3.4(b).

“Insurance Policies” is defined in Section 6.14.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing, and other works of authorship, including software; (c) trade secrets, confidential know-how, technical information, inventions, discoveries, improvements, methods and processes; (d) patents, statutory invention registrations, and patent applications; (e) internet domain name registrations; (f) supplemental type certificates; and (g) other intellectual property and related proprietary rights, interests, inventions and protections, in each case whether arising under statutory law, common law, or by contract, and whether or not perfected, registered or issued, including all applications, disclosures, registrations, issuances, renewals and extensions with respect thereto.

“Interim Financial Statements” is defined in Section 6.9.

“IRS” means the Internal Revenue Service.

“IT Systems” means all information technology, computers, computer systems and communications systems owned, operated, leased or licensed by any Company.

“Knowledge” means: (a) with respect to Purchaser, the actual knowledge of Timothy P. Sheehy, Rob Mauracher, Steve Zinda, James Muchmore, Eric Gerratt, Sam Davis, and McAndrew Rudisill after reasonable inquiry, and (b) with respect to Sellers, the actual knowledge of R. Eisele, C. Eisele, or Don Parrott after reasonable inquiry.

“Law” means any constitution, treaty, law, statute, code, rule, regulation, requirement, ordinance, common law and any other pronouncement having the effect of Law of any Authority, including any order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

“Leased Real Property” is defined in Section 6.12.

“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, encumbrance or other security interest.

“Lock-Up Period” is defined in Section 7.13(a).

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, results of operations, business or assets of, on the one hand, the Companies (taken as a whole) or would materially impair the ability of the Companies (taken as a whole) to own, hold and/or operate their assets or the ability of Sellers to consummate the transactions contemplated hereby, or on the other hand, of BAER or which would materially impair the ability of BAER (taken as a whole) to own, hold, and/or operate its assets or its ability to consummate the transactions contemplated hereby, as applicable; provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions not peculiar to the Companies or BAER, as applicable, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, including any such attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, (vi) the negotiation, execution and delivery of this Agreement, the identity or business plans of Purchaser or its Affiliates, or the announcement or consummation of the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (vii) any pandemic or other health emergency, as designated by any department or agency of the United States government or by the World Health Organization, or (viii) the taking of any action contemplated by this Agreement or any of the other Transaction Documents; and (b) any adverse change in or effect on the business that is timely cured by the Companies and Sellers, or by BAER, as applicable.

“Material Contract” means any Contract or group of related contracts (including any amendments thereto), for which the underlying term (if any) has not expired, and to which any of the Companies is a party and which:

(a)    relates to Indebtedness or is a letter of credit or similar arrangement running to the account of or for the benefit of any Company;

(b)    relates to the purchase or sale of materials, supplies, merchandise, machinery, equipment or parts (excluding contracts made in the Ordinary Course of business or that do not require expenditures or result in sales in excess of $50,000 annually);

(c)     is an employment, severance or consulting agreement between any of the Companies and any of its respective officers, managers, or other employees or consultants of such Company who are entitled to compensation thereunder in excess of $50,000 per year;

(d)    is a Contract relating to the lease, rental or use of real property, aircraft, equipment, vehicles, other personal property or fixtures, except for any Contract with another Company or any Contract individually involving payment of aggregate annual rentals or sums of less than $100,000;

(e)    is a Contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property, in each case requiring aggregate payments in excess of $1,000,000;

(f)    is a collective bargaining agreement with any labor organization, union or association to which any of the Companies is a party;

(g)    is an agreement with any Seller or any of its Affiliates (other than another Company);

(h)    is a Contract with any current or former Employee, officer, manager, director or Affiliate of any of the Companies;

(i)    is a Contract that requires any of the Companies to make any payment to any Person or to extend any benefits to any Person as a result of the transactions contemplated by this Agreement;

(j)    is a Contract for any settlement agreement in respect of an audit, examination, action, suit, claim, charge, complaint, review, investigation or administrative or arbitration proceeding in an amount in excess of $10,000;

(k)    is a Contract providing for retention, employment other than on an “at-will” basis, any equity or quasi-equity incentives or awards, other terms of employment that may not be modified or terminated by any Company without penalty or obligation, or change in control or other similar payments;

(l)    is a Contract with an independent contractor that has provided labor or related services to any of the Companies and who have received compensation of at least $25,000;

(m)    is a Contract with a temporary staffing agency that has provided workers to any of the Companies;

(n)    is a Contract that limits or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(o)    is a Contract to which any Company is a party that provides for any joint venture, partnership or similar arrangement involving any Company;

(p)     is a Contract that grants any Person a power of attorney or similar grant of agency executed by any of the Companies (other than any Contract executed by any of the Companies that grants such power of attorney or agency to another of the Companies); or

(q)    is a Contract pursuant to which any Company is a supplier of Aerial Services to any Person or Authority.

“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. section 6903(5), any hazardous substance as defined by 42 U.S.C. section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. section 9601(33), any toxic substance, oil or hazardous material, or any other chemical or substance regulated by any Environmental, Health and Safety Laws.

“Most Recent Balance Sheet” is defined in Section 6.9.

“Multiemployer Plan” has the meaning set forth in ERISA section 3(37).

“Net Working Capital” means the difference between (a) all current assets of the Companies and (b) all current liabilities of the Companies, in each case, calculated in accordance with GAAP, as of the Adjustment Time. Attached hereto as Exhibit A, for illustrative purposes only, is the calculation of Net Working Capital as if Closing had occurred on June 30, 2023; the actual Net Working Capital calculation will be prepared in a manner consistent with such Exhibit A, including with respect to the asset and liability line items included and the methodologies of preparation. For the avoidance of doubt, Net Working Capital shall not include any amounts included in Closing Company Cash, Closing Indebtedness or Company Transaction Expenses.

“Net Working Capital Adjustment” means (a) if the amount of the Closing Net Working Capital is less than the Target Net Working Capital, a reduction to the Aggregate Cash Purchase Price equal to the amount of such deficiency; and (b) if the amount of the Closing Net Working Capital is greater than the Target Net Working Capital, an increase to the Aggregate Cash Purchase Price equal to the amount of such excess.

“Non-ERISA Plan” is defined in Section 6.18(a).

“Ordinary Course of Business” means the ordinary course of business of the Companies consistent with the past custom and practice of the Companies in the operation of their respective businesses.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the agreement of general or limited partnership of a partnership, (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (e) any amendment to or restatement of any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property owned, purported to be owned, or held for use by the Companies.

“Parts” means all appliances, components, parts, avionics, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) incorporated or installed in or attached to or associated with the Airframes or the Engines in an AS-IS WHERE-IS condition whether serviceable or unserviceable.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Permits” means all governmental licenses, permits, approvals, registrations, certificates, exemptions, operations specifications, deviations, consents, bonds, authorizations and qualification filings with all Authorities in connection with the operation of the business or ownership of the assets of any of the Companies, including those required by FAA, the Transportation Security Administration, the Federal Communications Commission, the Department of Agriculture, Customs and Border Protection, any foreign civil aviation authority and any other U.S. (federal, state or local) or foreign Authority with jurisdiction over the Companies.

“Permitted Liens” means (a) Liens set forth on Schedule 6.11 or noted in the Financial Statements, (b) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, (c) easements, covenants, conditions and restrictions, whether or not of record, as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Companies (taken as a whole), (d) any zoning or other governmentally established restrictions or encumbrances, (e) pledges or deposits to secure obligations under workers’ or unemployment compensation Laws or similar legislation or to secure public or statutory obligations, and (f) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the Ordinary Course of Business securing amounts which are not overdue.

“Permitted Transferee” is defined in Section 7.13(c).

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, other entity, trust or government, or any agency or political subdivision of any government.

“Post-Closing Cash Payment” is defined within the definition of Purchase Price.

“Post-Closing Tax Period” means any Tax Period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Straddle Period” is defined in Section 9.4(a).

“Pre-Closing Tax Period” means any Tax Period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means any and all (a) Taxes of any Company for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in accordance with Section 9.4); (b) Taxes of any Seller; (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local, or non-U.S. Law); (d) Taxes of any Person (other than any Company) imposed on any Company as a transferee or successor, by contract, pursuant to any Law or otherwise, as a result of an event or transaction occurring, or contract entered into, before the Closing; (e) Taxes resulting from the transactions contemplated hereby; and (f) Taxes relating to any items disclosed with respect to Section 6.19(k).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, inter alia, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement any by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Purchase Price” means Twenty Six Million Seven Hundred Fifty Thousand and No/100 Dollars ($26,750,000.00) consisting of (a) Eight Million and No/100 Dollars ($8,000,000.00) cash due at Closing (the “Closing Cash Payment”), (b) Four Million and No/100 Dollars ($4,000,000.00) cash due after Closing in accordance with Section 3.4(d) (the “Post-Closing Cash Payment” and collectively with the Closing Cash Payment and Post Closing Cash Payment, the “Cash Price”), plus (c) the BAER Share Consideration, and plus (d) payment of the Closing Indebtedness under Section 3.2.

“Purchase Price Allocation” is defined in Section 2.3.

“Purchaser” is defined in the preamble of this Agreement.

“Purchaser Benefit Plans” is defined in Section 7.9(b).

“Purchaser Indemnitee(s)” means Purchaser and its Affiliates and their respective officers and directors and, following the Closing, the Companies and each of their respective directors, managers, officers and employees, and successors and permitted assigns, as the case may be.

“Purchaser’s Calculations” is defined in Section 3.4(a).

“Realty Lease” is defined in Section 6.12(a).

“Registrable Securities” is defined in Section 7.14(b).

“Registration Statement” means any registration statement of Purchaser (or any successor entity thereof), including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

“Regulation S-X Compliant Financial Statements” shall mean financial statements (including notes and additional schedules, if applicable) of Big Horn Airways, Inc as of December 31, 2022, which are in compliance with Securities and Exchange Commission Regulation S-X under the Securities Act.

“Released Claims” is defined in Section 7.11(a).

“Released Party” is defined in Section 7.11(a).

“Releasing Party” is defined in Section 7.11(a).

“Remaining Disputed Items” is defined in Section 3.4(b).

“Representative(s)” of any Seller, any Company, Purchaser or BAER shall mean such Person’s respective officers, directors, managers, employees, partners, investment bankers, consultants, attorneys, accountants, agents and other representatives.

“Required Consents” is defined in Section 6.5.

“Restricted Securities” is defined in Section 7.13(a).

“Return(s)” means any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes with respect to any income, assets or properties of the Companies, including any schedule, attachment or amendment thereto.

“Rule 144” is defined in Section 7.14(b).

“Rule 415” is defined in Section 7.14(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securityholder Questionnaires” is defined in Section 3.3(c)(ii)(E).

“Seller(s)” is defined in the preamble of this Agreement.

“Seller Indemnitee(s)” means Sellers and their Affiliates and their respective successors and permitted assigns, as the case may be.

“Sellers’ Calculations” is defined in Section 3.4(b).

“Sellers’ Schedule” means the Sellers’ Schedule attached hereto.

“Straddle Period” is defined in Section 9.2.

“Survival Date” shall mean the dates on which the representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement expire as specified in Section 8.1.

“Suspension Event” is defined in Section 7.14(d).

“Target Net Working Capital” means the amount of $3,900,000.

“Tax(es)” means (a) any and all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, unclaimed property and escheat assessments, import duties and other governmental charges and assessments, but excluding any applicable transfer taxes, which shall be split evenly between Purchaser and Sellers), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such item described in clause (a) that is imposed by reason of U.S. Treasury Regulation section 1.1502-6 or similar provisions of Law, and (c) liability for any such item described in clause (a) imposed on any transferee or indemnitor, by contract (other than ordinary course business contracts the primary purpose of which is unrelated to the allocation or responsibility of Taxes) or otherwise.

“Tax Authority” means any federal, state, local, or foreign Tax service, agency, office, commission, department, bureau or similar organization, including any court, tribunal, or similar judicial agency, with regulatory authority to assess, assert or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.

“Tax Benefits” means all federal, state, provincial, local, foreign or other income Tax losses, deductions, expenses or similar items incurred or deductible by any of the Companies as a result of, in connection with or in anticipation of the transactions contemplated by this Agreement, including losses, deductions, expenses or similar items related to: (a) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements; (b) the payment of any similar compensatory amounts, to employees or other service providers to the Companies; (c) the acceleration of deferred financing fees related to the repayment of Indebtedness; and (d) the payment of any fees or other expenses associated with the transactions contemplated by this Agreement or any of the other Transaction Documents that are not required to be capitalized.

“Tax Claim” is defined in Section 9.6(a).

“Tax Contest” is defined in Section 9.6(b).

“Tax Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Third Party Claim” is defined in Section 8.3(a).

“Transaction Documents” means this Agreement (including the schedules and exhibits hereto), any agreement addressing the DASH-8 Condition Precedent, and any agreement relating to the sale of the BAER Common Stock referred to in Section 7.14.

“Transfer Tax” is defined in Section 9.9.

“VAT” means any value added or similar Tax.

1.2    Interpretation. As used in this Agreement, the word “including” means including without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and the like refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein to: (a) Articles, Sections, Schedules and Exhibits mean the Articles and Sections of and the Schedules and Exhibits to this Agreement, (b) an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement, and (c) a statute means such statute as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Companies’ industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS

2.1    Purchase and Sale of Equity Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Equity Interests.

2.2    Estimated Purchase Price Calculation Statement. Not later than three (3) Business Days prior to the Closing, the Sellers shall deliver to Purchaser a written statement (the “Estimated Purchase Price Calculation Statement”) setting forth (a) Sellers’ good faith estimate (as of the Closing Date) of (i) the Cash Price, (ii) the amount of the Closing Indebtedness, and (iii) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment

calculated by reference thereto, and (b) the calculation of the estimated Aggregate Cash Purchase Price based thereon. Schedule 2.2 sets forth the format for the calculation of the amounts described in this Section 2.2 and the payments to be made pursuant to Section 3.3(b).

2.3    Purchase Price Allocation. The portion of the Purchase Price paid to Sellers and any other amounts, in each case to the extent treated as consideration paid to Sellers for U.S. federal income Tax purposes, shall be allocated among Sellers as set forth on the Sellers’ Schedule as set forth on Schedule 2.3 (the “Purchase Price Allocation”), provided, however, that the portion of the Purchase Price consisting of payment of the Closing Indebtedness under Section 3.2 is not being paid to, and shall not be treated or reported for income Tax purposes as consideration paid to, the Sellers, except to the extent required by applicable Laws. Any adjustments to the consideration payable hereunder shall be allocated in a manner consistent with the Purchase Price Allocation. The Purchase Price Allocation shall be binding on Purchaser and Sellers, and Purchaser and Sellers shall report, act and file Returns in all respects and for all purposes consistent with the Purchase Price Allocation, except to the extent required by a final determination within the meaning of Code section 1313(a) or any comparable provision of state or local law.

2.4    Excluded Assets. There shall be excluded from this transaction, and the Company shall transfer to the Sellers (or on their behalf) prior to Closing, and Purchaser shall not have or receive any right, title, and interest in and to, the vehicles, machines, materials, and equipment listed on Schedule 2.4 (the “Excluded Assets”).

ARTICLE III

CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP

3.1    Closing. Subject to the satisfaction or waiver by the applicable parties of the conditions to Closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date to be mutually agreed upon by Purchaser and the Sellers, which date shall be no later than 5:00 p.m. Mountain Time on September 22, 2023 (the “Closing Date”), unless otherwise extended pursuant to the terms and conditions of this Agreement. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

3.2    Payment of Closing Indebtedness. At the Closing, Purchaser shall pay and discharge (or cause to be paid and discharged), on behalf of the Companies, all Closing Indebtedness by wire transfer of immediately available funds pursuant to written instructions provided to Purchaser by the Sellers concurrently with the delivery of the Estimated Purchase Price Calculation Statement. On or before the Closing Date, the Sellers will provide Purchaser with customary pay-off letters from all holders of Closing Indebtedness to be so paid and will make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form Lien releases and other documents reasonably requested by Purchaser simultaneously with or promptly following the Closing. The parties hereto acknowledge that the Company Transaction Expenses are obligations of the Companies and the Sellers, as the case may be, incurred on, before or after the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Purchaser.

3.3    Closing Transactions.

(a)    Delivery of Equity Interests. At the Closing, Sellers shall deliver to Purchaser, free and clear of any Lien, duly executed assignments of the Equity Interests (none of which are certificated) in forms reasonably satisfactory to Purchaser.

(b)    Cash Funds Flow at Closing. At the Closing, Purchaser shall pay or cause to be paid the following portions of the Purchase Price:

(i)    the amount of the estimated cash to be paid to Sellers at Closing, consisting of (A) the Closing Cash Payment, plus or minus (B) the amount of the Net Working Capital Adjustment, in the amounts set forth on the Sellers’ Schedule, to be paid by wire transfer of immediately available funds to the accounts designated by the Sellers and verified with the indicated financial institutions, as appropriate pursuant to the definition of the Purchase Price and the other defined terms related thereto; and

(ii)    the Closing Indebtedness, pursuant to Section 3.2.

(c)    Other Closing Deliveries.

(i)    By BAER. At the Closing, BAER shall issue the number of shares of BAER Common Stock equal to the quotient of (x) $14,750,000.00 divided by (y) the volume weighted average price per share of BAER Common Stock as reported on the Nasdaq for the sixty (60) days consisting of: the thirty (30) consecutive trading days ending on the trading day immediately preceding the Effective Date, and the thirty (30) consecutive trading days beginning on the Effective Date (adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events) rounded down to the nearest whole share (the “BAER Share Consideration”) to the Sellers in the amounts set forth on the Sellers’ Schedule, which shares shall be subject to the transfer restrictions set forth in Section 7.13.

(ii)    By Sellers. At the Closing, Sellers shall deliver the following:

(A)    Sellers shall deliver to Purchaser recordable Lien releases with respect to any outstanding Liens or UCC filings against or relating to (i) the Equity Interests, or (ii) any assets of the Companies (other than any Permitted Liens and with respect to any Excluded Assets).

(B)    Sellers shall deliver to Purchaser written confirmation that neither Companies nor Sellers have transferred, swept or otherwise distributed the Closing Company Cash to Sellers, that the treatment of the Closing Company Cash remains consistent with the customary past practices of the Companies, and, other than the transfer of the (i) Excluded Assets to Sellers pursuant to Section 2.4, and (ii) Eisele Indebtedness pursuant to Section 7.22, no dividends (consisting of Closing Company Cash) have been declared and/or paid by the Company between the Effective Date and Closing.

(C)    Sellers shall deliver to Purchaser a completed and executed IRS Form W-9 with respect to each Seller (or if such Seller is a disregarded entity, then of its regarded owner) dated as of the Closing Date.

(D)    Sellers shall deliver to Purchaser a written report confirming, to Purchaser’s reasonable satisfaction, enrollment in programs (e.g., engines, avionics, CMP, MSP, etc.), and all other subscriptions and programs for the Aircraft paid current and up-to-date as of the Closing Date.

(E)    Sellers shall deliver to Purchaser such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

(F)    Sellers shall deliver to Purchaser a duly completed and executed Securityholder Questionnaire, in the form attached hereto as Exhibit C, for each Seller, and such Securityholder Questionnaires shall confirm each such Person’s status as an Accredited Investor (the “Securityholder Questionnaires”).

(G)    Sellers shall deliver evidence that prior to Closing the Company has distributed and assigned the Eisele Indebtedness to the Sellers according to their Allocable Portions, according to Section 7.22.

(iii)    By Purchaser.

(A)    Purchaser shall deliver to Sellers such other documents as the Sellers may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

3.4    Post-Closing Purchase Price True-Up.

(a)    Final Purchase Price Calculation Statement. Within 60 days after Purchaser’s receipt of the AICPA Audited Financial Statements, Purchaser shall prepare, at Purchaser’s expense, and deliver to the Sellers, a written statement setting forth Purchaser’s calculations of the amount of (i) the Closing Company Cash, (ii) the Closing Indebtedness, and (iii) the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto (the “Final Purchase Price Calculation Statement”), which calculations shall be made, as applicable, in accordance with the Closing Net Working Capital delivered by the Sellers pursuant to Section 2.2 and the definition of Net Working Capital (“Purchaser’s Calculations”). The Final Purchase Price Calculation Statement shall contain a recalculation of the Aggregate Cash Purchase Price based on Purchaser’s Calculations. In the event that the Final Purchase Price Calculation Statement determined by Purchaser results in an adjustment of $250,000 or less (regardless of whether the difference is positive or negative), when compared with the Estimated Purchase Price Calculation Statement determined by Sellers, then the parties hereto agree that the Final Purchase Price Calculation Statement shall be the final determination between the parties, and no adjustment between the parties shall be made pursuant to this Section 3.4.

(b)    Disputes as to Purchase Price Calculations. In the event that the resulting adjustment under (a) above is greater than $250,000, then within 30 days after receipt of the Final Purchase Price Calculation Statement, the Sellers’ shall notify Purchaser in writing of their agreement or disagreement with the Final Purchase Price Calculation Statement and any of Purchaser’s Calculations (and, during such 30-day period, Purchaser shall grant to the Sellers and their accountants reasonable access to all work papers, facilities, schedules and calculations used in the preparation of the Final Purchase Price Calculation Statement and/or Purchaser’s Calculations). If the Sellers dispute any aspect of the Final Purchase Price Calculation Statement or any of Purchaser’s Calculations, the Sellers shall so notify Purchaser within such 30-day period, and the Sellers shall have the right, and shall have the right to direct their accountants, to review and verify the accuracy of the Final Purchase Price Calculation Statement. If the Sellers do not notify Purchaser of their dispute with respect to any aspect of the Final Purchase Price Calculation Statement or any of Purchaser’s Calculations within such 30-day period, then the Final Purchase Price Calculation Statement and Purchaser’s Calculations set forth therein shall be conclusive and binding upon Purchaser and Sellers. In the event of a dispute, the Sellers and, at their option, their accountants shall complete their review and verification of the Final Purchase Price Calculation Statement within 30 days after the Sellers’ receipt thereof and, if the Sellers or their accountants, after such review and verification, still disagree with Purchaser’s Calculations, the Sellers shall submit their proposed alternative calculations of the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto and the Aggregate Cash Purchase Price and the other components thereof (“Sellers’ Calculations”) to Purchaser in writing within 30 days after the Sellers’s receipt of the Final Purchase Price Calculation Statement. If Purchaser does not reject Sellers’ Calculations by written notice given to the Sellers within 30 days after Purchaser’s receipt of Sellers’ Calculations, then the Final Purchase Price Calculation Statement and Purchaser’s Calculations contained therein, as modified by Sellers’ Calculations, shall be conclusive and binding upon Purchaser and Sellers. If Purchaser rejects Sellers’ Calculations by written notice given to the Sellers within 30 days after Purchaser’s receipt of Sellers’ Calculations, then, at the request of either Purchaser or the Sellers, the Sellers and Purchaser shall select a mutually acceptable and nationally recognized independent accounting firm (the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) by conducting the Independent Accounting Firm’s own review and verification of the Final Purchase Price Calculation Statement, and thereafter selecting either Sellers’ Calculations of the Remaining Disputed Items or Purchaser’s Calculations of the Remaining Disputed Items or an amount in between the two. Sellers and Purchaser shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. Purchaser and the Sellers shall execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. Sellers (in accordance with their respective Allocable Portions) and Purchaser shall each pay their own costs and expenses incurred under this Section 3.4(b). The costs and expenses of the Independent Accounting Firm shall be borne by Sellers (in the aggregate and which amount shall be paid in accordance with Sellers’ respective Allocable Portions) and Purchaser in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation between Sellers and Purchaser shall be calculated on an aggregate basis based on the relative dollar values of the Remaining Disputed Items as originally submitted to the Independent Accounting Firm by Sellers and Purchaser, and shall be determined by the Independent Accounting Firm at the time the determination is rendered on the merits of the Remaining Disputed Items submitted to the Independent Accounting Firm. For example, if the Remaining Disputed Items total an amount equal to $1,000 and the Independent Accounting Firm awards $600 in favor of Sellers’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Sellers.

(c)     Payment After Recalculation. Upon the final determination, in accordance with Section 3.4(b), of the Final Purchase Price Calculation Statement and the final calculations of the amounts of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, the Aggregate Cash Purchase Price shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated Aggregate Cash Purchase Price calculated at or before the Closing.

(i)    If the Aggregate Cash Purchase Price, as recalculated pursuant to this Section 3.4(c), is greater than such estimated Aggregate Cash Purchase Price set forth on the Estimated Purchase Price Calculation Statement, then pursuant to Section 3.4(d) Purchaser shall pay or cause to be paid to the Sellers the amount of any such excess, for distribution to Sellers in accordance with their respective Allocable Portions thereof.

(ii)    If the Aggregate Cash Purchase Price, as recalculated pursuant to this Section 3.4(c), is less than such estimated Aggregate Cash Purchase Price as set forth on the Estimated Purchase Price Calculation Statement, then pursuant to Section 3.4(d) the Post Closing Cash Payment shall be reduced by the amount of such deficiency; provided, that, if the deficiency is greater than the Post Closing Cash Payment then Sellers shall, in accordance with their respective Allocable Portions, pay or cause to be paid to Purchaser the amount of such deficiency by wire transfer of immediately available funds.

(d)    Post-Closing Payment. On or before January 31, 2024, or upon final settlement of any Remaining Disputed Items or disputes arising under Article VIII hereto (but only to the extent such dispute(s) have been properly brought prior to January 31, 2024, and then only to the extent of the claimed amount of any such properly brought dispute), whichever is later, Purchaser shall pay or cause to be paid the Post Closing Cash Payment, plus any excess amounts calculated pursuant to Section 3.4(c)(i) or less any deficiencies calculated pursuant to Section 3.4(c)(ii), as applicable, to Sellers in the amounts set forth on the Sellers’ Schedule, by wire transfer of immediately available funds to the accounts designated by the Sellers. Any adjustments made pursuant to Section 3.4(c) shall be deemed to be adjustments to the Aggregate Cash Purchase Price for all purposes, including Tax purposes.

3.5    Withholding Taxes. Purchaser, Purchaser’s Affiliates, the Companies, and any other applicable payor will be entitled to deduct and withhold from any payments made hereunder such amounts as are required to be deducted and withheld with respect to such payments under the Code or any other provision of applicable Law. To the extent any such amounts are withheld and appropriately remitted to the applicable Authority, the withheld amounts shall be treated for purposes of this Agreement as paid to the Person with respect to which such deduction and withholding was made.

3.6    Closing Conditions. (a) The respective obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met, in each case as determined by Purchaser in its sole and absolute discretion:

(i)    the accuracy in all material respects on the Closing Date of the representations and warranties of Sellers and the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)    all obligations, covenants and agreements of the Companies and Sellers required to be performed at or prior to the Closing Date, whether under this Agreement or the other Transaction Documents, shall have been performed in all material respects, including but not limited the obligations set forth in Section 3.3(c)(ii);

(iii)    the DASH-8 Condition Precedent shall have been satisfied;

(iv)    the Company shall have completed and updated the Schedules identified in this Agreement through the Closing Date, in a manner determined by the Company, and Purchaser shall not have terminated this Agreement pursuant to Section 7.20;

(v)    the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents, all of which shall be in full force and effect, except for such that could not reasonably be expected to have a Material Adverse Effect;

(vi)    no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents; and

(vii)    there shall have been no Material Adverse Effect with respect to the Companies since the date hereof.

(b)    The respective obligations of the Companies and the Sellers hereunder in connection with the Closing are subject to the following conditions being met, in each case as determined by Companies and Sellers in their sole and absolute discretion:

(i)    the accuracy in all material respects on the Closing Date of the representations and warranties of Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)    all obligations, covenants and agreements of Purchaser required to be performed at or prior to the Closing Date shall have been performed in all material respects;

(iii)    the delivery by Purchaser of the items set forth in Section 3.3 of this Agreement;

(iv)    there shall have been no Material Adverse Effect with respect to BAER since the date hereof;

(v)    the DASH-8 Condition Precedent shall have been satisfied;

(vi)    the Sellers shall have executed a reasonably acceptable agreement relating to the sale of the BAER Common Stock referred to in Section 7.14;

(vii)    the Purchaser shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents, all of which shall be in full force and effect, except for such that could not reasonably be expected to have a Material Adverse Effect; and

(viii)    no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(c) The parties hereto will work collaboratively in good faith to complete and finalize the (A) the Regulation S-X Compliant Financial Statements, and (B) the audit of the Company’s financial statements, without the occurrence of a related Material Adverse Effect thereon, by the Closing Date, provided however that the completion of the (A) the Regulation S-X Compliant Financial Statements, and (B) the audit of the Company’s financial statements, without the occurrence of a related Material Adverse Effect thereon, shall not be a closing condition, and if these tasks are not completed prior to Closing, then they shall be completed after Closing pursuant to Section 6.9 herein.

3.7    Termination of Agreement. (a) The parties hereto will have the rights and remedies with respect to the termination or enforcement of this Agreement that are set forth in this section. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 10.1:

(a)    by the mutual written consent of Purchaser and Sellers;

(b)    by Purchaser if the Closing has not occurred at or before 11:59 p.m. Mountain time on the Closing Date, provided that if Purchaser has not closed the transactions hereunder and made the Closing Cash Payment by the Closing Date, then such date shall be automatically extended to December 31, 2023, and if Purchaser has not closed the transactions contemplated hereby on or before January 31, 2024, then this Agreement shall terminate automatically, in which case Purchaser shall promptly reimburse Sellers for all of their Company Transaction Expenses, and all of the other obligations of the parties hereunder will cease, except as otherwise set forth in this Section 3.7;

(c)    by Purchaser, if any of the representations or warranties of the Company or the Sellers set forth in Article V or Article VI, respectively, are not accurate, or the Company and Sellers have failed to perform any covenant or agreement on the part of the Company and or Sellers set forth herein (including an obligation to consummate the Closing), in either case such that the conditions to the Closing set forth in Section 3.6(a) not capable of being satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty Business Days after written notice thereof is delivered to the Company and Sellers; provided that Purchaser is not then in breach hereof such as would cause the condition to the Closing set forth in Section 3.6(a) to not be satisfied as of the Closing;

(d)    by the Company and Sellers, if any of the representations or warranties of Purchaser of BAER set forth in Article IV are not accurate, or if Purchaser or BAER has failed to perform any covenant or agreement on the part of Purchaser or BAER set forth herein (including an obligation to consummate the Closing), in either case such that the conditions to the Closing set forth in Section 3.6(b) are not capable of being satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty Business Days after written notice thereof is delivered to Purchaser or BAER; provided that the Company and Sellers are not then in breach hereof such as would cause the condition to the Closing set forth in Section 3.6(b) from being satisfied as of the Closing; and

(e)    by the Purchaser, pursuant to the terms set forth in Section 7.20.

(b)    In the event of termination of this Agreement by Purchaser or the Sellers and the Company as provided above, other than Purchaser’s obligations set forth in Section 3.7(b) above, the provisions of this Agreement shall immediately become void and of no further force or effect, and absent a breach of this Agreement prior to such termination, for which the breaching party shall not be relieved of any liability therefor, there shall be no liability or obligation on part of any of Purchaser and BAER, or the Company and the Sellers, to one another with respect to this Agreement. The provisions of Sections 7.19, Article VIII, and Article X shall survive termination of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND BAER

To induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser and BAER (but only as to Section 4.8) hereby represents and warrants to Sellers as follows:

4.1    Organization; Standing; Citizenship. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Montana. Purchaser is not in default under or in violation of its Organizational Documents. Purchaser is a Citizen of the United States.

4.2    Authority; Authorization; Enforceability. Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and under each such other Transaction Document, and to consummate the transactions contemplated by this Agreement and each such other Transaction Document. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement and each other Transaction Document to which Purchaser is a party are, or upon their execution and delivery will be, assuming due authorization and execution by Sellers, valid and binding obligations of Purchaser enforceable against it in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

4.3    Noncontravention. Neither the execution, delivery or performance by Purchaser of this Agreement or any other Transaction Document to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will (a) violate, or result in the violation of, the Organizational Documents of Purchaser or any resolutions adopted by the members, stockholders, board of directors, board of managers, partners or other governing body of Purchaser, (b) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to Purchaser or its assets or properties, or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of Purchaser pursuant to, any instrument or agreement to which Purchaser is a party or by which Purchaser or its properties may be bound or affected, except, in each case, where the violation, conflict, breach, default or failure to obtain consent would not reasonably be expected to have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

4.4    Approvals; Claims or Legal Proceedings. Except as set forth on Schedule 4.4, or except as would materially affect the Purchaser’s ability to consummate the transactions under this Agreement, (a) no filing with, and no permit, authorization, consent or approval of, any Authority or other Person is necessary for the consummation by Purchaser of the transactions contemplated hereby; and (b) there are no actions, suits, claims or proceedings which are pending or, to the Knowledge of Purchaser, threatened against Purchaser, and there are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against Purchaser, or any of its assets or properties, which prohibit or enjoin the consummation of, or adversely affect Purchaser’s ability to timely consummate, the transactions contemplated hereby.

4.5    Brokers. Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.6    Securities Act. Purchaser is an Accredited Investor and is acquiring the Equity Interests hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution or resale thereof in violation of the Securities Act or any applicable state securities Law. Purchaser acknowledges that the Equity Interests are not registered under the Securities Act or any applicable state securities Law, and that the Equity Interests may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable, and Purchaser is prepared to hold the Equity Interests indefinitely and has no expectation of an opportunity to sell being made available.

4.7    Availability of Funds. As of the Closing Purchaser will have sufficient funds to enable it to pay the full Aggregate Cash Purchase Price and to make the other payments payable at the Closing hereunder, and to make all other necessary payments by it in connection with the transactions contemplated hereby. Immediately following the Closing, Purchaser will be solvent, and will have sufficient funds to provide for its operations and pay its debts and obligations as they come due, including with respect to the Post Closing Cash Payment.

4.8    SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)    BAER has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 24, 2023 (the “BAER SEC Documents”). True and complete copies of all the BAER SEC Documents are publicly available on EDGAR, other than any correspondences to the SEC, to the extent such filings are not publicly available as of the date hereof. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the BAER SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such BAER SEC Documents. None of the BAER SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of BAER, none of the BAER SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the BAER SEC Documents. None of BAER’s subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither BAER nor any of its subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Authority.

(b)    Each of the consolidated financial statements of BAER (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the BAER SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position and the results of operations and cash flows of BAER and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC.

(c)    The unaudited condensed consolidated balance sheet as of March 31, 2023 included in BAER’s Quarterly Report on Form 10-Q filed by BAER on May 12, 2023 is hereinafter referred to as the “BAER Balance Sheet.” Neither BAER nor any of its subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the BAER Balance Sheet; (ii) were incurred since the date of the BAER Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BAER and its subsidiaries, taken as a whole.

(d)    BAER is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, solely for itself, represents and warrants to Purchaser and BAER as follows:

5.1    Execution and Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization and execution by Purchaser, constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

5.2    Authority; Organization. Such Seller has all requisite limited liability company power and authority and to execute and deliver this Agreement and the other Transaction Documents to which such Seller is or will be a party, to perform such Seller’s obligations hereunder and thereunder (including all right, power, capacity and authority to sell, transfer and convey the Equity Interests held by such Seller, as provided by this Agreement, subject only to applicable federal and state securities Laws) and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution and delivery of this Agreement and each of the other Transaction Documents to which such Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of such Seller and no other action or proceedings, including any limited liability company action or proceedings, on the part of such Seller are necessary to approve this Agreement or any of the other Transaction Documents to which such Seller is a party or to consummate the transactions contemplated hereby and thereby.

5.3    Noncontravention. Except as set forth on Schedule 5.3, neither the execution, delivery or performance by such Seller of this Agreement or any other Transaction Document to which such Seller is a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby, nor compliance by such Seller with any of the provisions hereof or thereof, will (a) violate, or result in the violation of, the Organizational Documents of such Seller or any resolutions adopted by the stockholders, members, board of directors, board of managers or other governing body of such Seller, as applicable; (b) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to such Seller or such Seller’s assets or properties; or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under any agreement or instrument to which such Seller is bound or is a party, or by which any of such Seller’s properties or assets (including the Equity Interests) may be bound or affected, or which would adversely affect the Equity Interests or the ability of such Seller to consummate the transactions contemplated hereunder, except as would not cause a Material Adverse Effect.

5.4    Approvals. Except as set forth on Schedule 5.4, no filing with or notice to, and no permit, authorization, consent, order or approval of, any Authority or other Person is necessary for execution and delivery by such Seller of this Agreement and any of the other Transaction Documents to which such Seller is or will be a party or the consummation by such Seller of the transactions contemplated hereby, except as would not cause a Material Adverse Effect.

5.5    Ownership of the Equity Interests. Such Seller is the sole record and beneficial owner of the Equity Interests as set forth opposite such Seller’s name on the Sellers’ Schedule, and, except as set forth on Schedule 5.5, are free and clear of all Liens, and such Seller has not assigned, transferred or conveyed any interest therein to any third Person. At the Closing, such Seller shall transfer to Purchaser good title to the Equity Interests as set forth opposite such Seller’s name on the Sellers’ Schedule, free and clear of Liens, other than applicable federal and state securities Laws. The Equity Interests set forth opposite such Seller’s name on the Sellers’ Schedule constitute all of the securities and interests of any nature in each of the Companies that are owned by such Seller.

5.6    Litigation. There are no actions, suits or proceedings pending or, to the actual knowledge of such Seller, threatened against such Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and such Seller is not subject to any outstanding judgment, order or decree of any court or governmental body, that could reasonably be expected to prevent or interfere with or delay such Seller’s ability to perform such Seller’s obligations hereunder.

5.7    Securities Act. Such Seller is acquiring the BAER Share Consideration hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Law. Such Seller acknowledges that the shares of BAER Common Stock constituting the BAER Share Consideration are not registered under the Securities Act or any applicable state securities Law, and that such shares of BAER Common Stock may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

5.8    Accredited Investor Status. Such Seller is an Accredited Investor, and such Seller’s information and responses included in such Seller’s Securityholder Questionnaire are true, complete, and correct in all respects.

5.9    Information Supplied. The information about or relating to a Seller or any other information furnished or confirmed in writing by a Seller to BAER for inclusion in the Registration Statement or the prospectus that forms a part thereof, as applicable, as of the effective date of such Registration Statement and as of the date of such prospectus (or any amendment or supplement thereto), does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers (on a several and not joint basis) hereby represent and warrant to Purchaser as of the date hereof as follows:

6.1    Organization; Standing; Citizenship. Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wyoming. Each Company is a Citizen of the United States.

6.2    Authority to Conduct Business. Each of the Companies has the requisite limited liability company power and authority to own, lease and operate its property and to conduct its business in the manner in which it is now conducted. Each of the Companies is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be duly licensed or qualified to do business would not reasonably be expected to have a Material Adverse Effect.

6.3    Organizational Documents. Copies of the Organizational Documents of the Companies and all amendments thereto as in effect on the date hereof have been delivered to Purchaser and are complete and correct as of the date hereof. None of the Companies is in default under or in violation of its Organizational Documents.

6.4    Noncontravention. Except as set forth on Schedule 6.4, neither the execution, delivery or performance by Sellers of this Agreement or any other Transaction Document to which they are a party, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance by Sellers with any of the provisions hereof or thereof, will (a) violate, or result in the violation of, the Organizational Documents of the Companies or any resolutions adopted by the members, board of managers or other governing body of any of the Companies, as applicable; (b) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to any of the Companies or their respective assets or properties; or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or asset of any of the Companies pursuant to any agreement or instrument to which any of the Companies is bound or is a party, or by which any of their respective properties or assets (including the Equity Interests) may be bound or affected, or which would adversely affect the Equity Interests or the ability of Sellers to consummate the transactions contemplated hereunder except as would not cause a Material Adverse Effect.

6.5    Approvals. Except as set forth on Schedule 6.5 (the “Required Consents”), no filing with or notice to, and no permit, authorization, consent, order or approval, in any such case in any material respect, of any Authority or other Person is necessary with respect to any of the Companies for the consummation by Sellers of the transactions contemplated hereby, the continued conduct by the Companies of their businesses in the manner in which they are presently conducted, or the consummation of the transactions contemplated by the other Transaction Documents.

6.6    Brokers. None of the Companies nor any Seller has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

6.7    Capitalization of the Companies. The authorized and issued equity securities of Company consist solely of the membership interest in Company (such membership interest, the “Company Interest”). All of the Company Interest is duly authorized, validly issued, fully paid and nonassessable and is held beneficially and of record by Sellers as set forth on the Sellers’ Schedule and, except as set forth on Schedule 6.7, is free and clear of all Liens.

6.8    Rights; Warrants or Options. Except for this Agreement, there are no outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any equity security of any of the Companies. There is no outstanding contract or other agreement of any of Sellers, any of the Companies or any other Person to purchase, redeem or otherwise acquire any outstanding equity security of any of the Companies, or securities or obligations of any kind convertible into any equity security of the Companies. There are no outstanding or authorized equity appreciation rights, options, warrants, equity plans or similar rights with respect to the equity securities of the Companies. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests.

6.9    Financial Statements. Prior to Closing, Sellers have caused to be delivered to Purchaser (a) the Regulation S-X Compliant Financial Statements, and (b) the unaudited combined balance sheets of the Companies as of May 31, 2023 (the “Most Recent Balance Sheet”), and the related unaudited combined statements of income of the Companies for the twelve months then ended (such unaudited statements of income, together with the Most Recent Balance Sheet, the “Interim Financial Statements”). Within sixty (60) days after the Closing, Sellers shall cause to be provided to Purchaser the audited combined financial statements of the Companies as of December 31, 2022, which shall be performed by a PCAOB registered accounting firm in accordance with AICPA GAAS (the “AICPA Audited Financial Statements”, and the Interim Financial Statements, the “Financial Statements”). Except as set forth herein or on Schedule 6.9: (x) each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as may be indicated in any notes thereto); (y) each of the balance sheets included in the Financial Statements fairly presents in all material respects the combined financial condition of the Companies as of its respective date in accordance with GAAP; and (z) each of the statements of income included in the Financial Statements fairly presents in all material respects the combined results of operations of the Companies for the period covered thereby in accordance with GAAP; provided, however, that the Interim Financial Statements do not have notes and are subject to normal year-end adjustments, which adjustments are not material in amount.

6.10    Indebtedness; Undisclosed Liabilities. Except as set forth on Schedule 6.10, none of the Companies has any Indebtedness. The Companies, taken as a whole, do not have any material Liabilities except for (a) Liabilities in the aggregate adequately disclosed, provided for, reflected in, reserved against or otherwise described in the Financial Statements (or in any notes thereto) or included as a current liability in the calculation of the Closing Net Working Capital, (b) Liabilities under contracts, leases, licenses and other arrangements, including the Benefit Plans, to which the Companies or any of their respective assets may be bound, to the extent not required to be reflected on the Financial Statements and which were incurred in the Ordinary Course of business and do not relate to any material failure to perform, improper performance, warranty or other material breach, default or violation by any of the Companies, (c) Liabilities referred to on any Schedule to this Agreement (including Schedule 6.10), (d) Liabilities which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and which are not, individually or in the aggregate, material in amount, (e) Liabilities under this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, and (f) other Liabilities which would not have been required to be disclosed, provided for, reflected in, reserved against or otherwise described in the Financial Statements or in any notes thereto in accordance with GAAP.

6.11    Tangible Personal Property. Except as set forth on Schedule 6.11, all of the tangible personal property included on the Most Recent Balance Sheet and which is used in the operation of the business of any of the Companies is either (a) owned by one of the Companies, or (b) leased pursuant to valid leasehold interests, in each case free and clear of any Liens, other than Permitted Liens. The tangible assets of each Company are in an AS-IS WHERE-IS condition.

6.12    Real Property. None of the Companies owns or has ever owned any real property. Schedule 6.12 sets forth a list of all real property and interests in real property that are leased or subleased to the Companies (the “Leased Real Property”). Except as otherwise set forth on Schedule 6.12, with respect to the Leased Real Property:

(a)    each lease or sublease of Leased Real Property and any assignment thereof pursuant to which any of the Companies leases any Leased Real Property (each, a “Realty Lease”) is a valid and binding obligation of the applicable Company, enforceable against such Company, as the case may be, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity);

(b)    none of the Companies nor, to the Knowledge of Sellers, any other party to any Realty Lease, is in material breach or default under such Realty Lease beyond any applicable cure period, except for such defaults and events as to which requisite waivers or consents have been obtained;

(c)    no Realty Lease requires the consent of any landlord or sublandlord as a result of the transactions contemplated by this Agreement;

(d)    Sellers have caused to be delivered to Purchaser true, complete and correct copies of the Realty Leases;

(e)    none of the Companies is a sublessor or grantor under any written sublease or other written instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property;

(f)    the use and operation of the Leased Real Property in the conduct of the Companies’ businesses do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement relating to the Leased Real Property; and

(g)    no material improvements made by any of the Companies, nor to the Knowledge of Sellers, no material improvements made by any other Person, in each case, constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Companies.

6.13    Intellectual Property.

(a)    Schedule 6.13(a) sets forth a complete and accurate list of all supplemental type certificates, patents, patent applications, trademark and tradename registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned or purported to be owned by any of the Companies. Each item of Intellectual Property set forth on Schedule 6.13(a) is valid, subsisting and enforceable.

(b)    A Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted

Liens), and all other Company Intellectual Property is validly licensed to one or more Companies pursuant to written Contracts. Other than “shrink-wrap,” “click-wrap,” “click-through” or similar licenses for commercially available, “off-the-shelf” software, copies of such written Contracts have been provided to Purchaser. The Company Intellectual Property constitutes all of the Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the businesses of the Companies as currently conducted.

(c)    Except as set forth in Schedule 6.13(c): (i) the Owned Intellectual Property, and, to the Knowledge of Sellers, all other Company Intellectual Property as currently licensed or used by the Companies, and the Companies’ conduct of their businesses as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) to the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(d)    Each Company has taken adequate security measures to maintain and protect the confidentiality and value of all confidential Intellectual Property included in the Owned Intellectual Property or owned by any Person other than the Companies and to whom one or more Companies has a confidentiality obligation.

(e)    The Companies take and have taken commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of the IT Systems (and all software, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of the businesses of the Companies as currently conducted. To the Knowledge of Sellers, in the last three years, there have been no (i) security breaches or unauthorized use, access or intrusions of any IT Systems or (ii) outages of any IT Systems that have caused or resulted in a material disruption to the business of the Companies.

(f)    The consummation of the transactions contemplated by this Agreement or any of the Transaction Documents will not result in the loss, termination or impairment of the Companies to own, use, practice or otherwise exploit any of the Company Intellectual Property.

6.14    Insurance. Schedule 6.14 sets forth a list of all policies of fire, liability, workers’ compensation, property and casualty and other insurance owned or held by or on behalf of the Companies for the current period that includes the date hereof under which any of the Companies is the primary insured, other than policies and/or insurance related to the Benefit Plans (the “Insurance Policies”). Sellers have caused to be delivered to Purchaser true, complete and correct copies of the Insurance Policies. All of the Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement through the relevant policy periods then in effect, except as may result from any post-Closing action by Purchaser or the Companies. Since the respective dates of the Insurance Policies, no written notice of cancellation, non-renewal, premium increase, or alteration of coverage with respect to any such policy has been received by any of the Companies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance

Policy. There are no claims related to the business of the Companies pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Companies is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any of the Insurance Policies. Except as set forth on Schedule 6.14 and other than related to the Benefit Plans, none of the Companies has any self-insurance or co-insurance programs.

6.15    Labor Matters.

(a)    Schedule 6.15(a) contains a list of Employees who were employed by the Companies at any point within 30 days prior to the date hereof which accurately reflects their name; title; date of hire; terminated date, if any; job classification (exempt or not exempt); salary or wage rate; accrued but unused paid time off and/or sick leave; employment status; whether the Employee is receiving workers’ compensation or disability payments or is on leave or other inactive status, and the expected end date of such status; commission, bonus or other incentive-based compensation; and the fringe benefits provided to each such Employee. As of the date of this Agreement, the Companies have paid all commissions and bonuses due to the Employees of the Companies.

(b)    Except as set forth on Schedule 6.15(b), in the past three years, the Companies have not engaged and the Companies are not engaging in any unfair labor practice and have been in compliance and are in compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. No unfair labor practice or labor charge, complaint, proceeding, or action is pending or, to the Knowledge of Sellers, threatened with respect to the Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Authority. In the past three years, the Companies have not received any allegations or complaints of sexual harassment, sexual discrimination or sexual misconduct against any current employee or independent contractor, nor have the Companies entered into any settlement agreement with any current or former employee or independent contractor with respect to allegations or complaints of sexual harassment, sexual discrimination or sexual misconduct. There are no unfair labor practice claims brought by or on behalf of any current or former employee or independent contractor of the Companies under the National Labor Relations Act, Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other related requirement pending for which the Companies have received notice or, to the Knowledge of Sellers, threatened, against the Companies.

(c)    Except as set forth on Schedule 6.15(c), none of the Companies is party to an agreement with any labor organization that pertain to any employees, officers, managers or directors of the Companies. Except as set forth on Schedule 6.15(c), no organization or representation question or labor dispute is pending or has been threatened in connection with the business in the past three years.

(d)    There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment Retraining and Notification Act or any similar state statute in respect of the Companies within the six months prior to the date of this Agreement, nor do Sellers nor any of the Companies intend to take any such action prior to the Closing.

(e)    The Companies have withheld and paid to the appropriate Authority or are holding for payment not yet due to such Authority all amounts required to be withheld from Employees and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Companies. As of the date of this Agreement, except as specifically set forth herein, the Companies have paid in full to all Employees all wages, salaries, commissions, bonuses, benefits (including accrued vacation and sick pay) and other compensation then due to or on behalf thereof, including all bonus amounts payable to such Employees in accordance with the normal payroll practices of the Companies.

(f)    Schedule 6.15(f) contains a list of all leased employees and all independent contractors used by the Companies who are engaged in the services for the Companies and any contract relating to such relationship. To the Knowledge of Sellers, each leased employee and independent contractor listed on Schedule 6.15(f) has the requisite Permits required to provide the services such independent contractor provides to the Companies. Each worker or service provider treated and classified by the Companies as an independent contractor has been so properly treated and classified under all applicable Laws and for all purposes. The Companies have properly reported the compensation paid to each independent contractor on an IRS Form 1099 or as otherwise required under applicable Laws.

(g)    The Companies are presently in compliance with and for the preceding three years have been in material compliance with the Immigration Reform and Control Act of 1986 or its successor, the Immigration and Nationality Act, and all other laws regarding immigration, employment of non-citizen workers in the United States, and/or the use of E-Verify or other work-authorization verification systems or services. The Companies have in their files completed copies of Form I-9 for all Employees with respect to whom that form is required. To the Knowledge of Sellers, there is no pending or threatened investigation of the Companies by any branch or department of the United States Immigration and Customs Enforcement, the Office of Special Counsel for Immigration-Related Unfair Employment Practices, or other governmental authority charged with administration and enforcement of any immigration Laws.

(h)    To the Knowledge of Sellers, no Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that may have an adverse effect on the performance by such Employee of any of his/her duties or responsibilities as an employee of the Companies.

(i)    The Company has correctly classified exempt and non-exempt employees in accordance with applicable Laws.

6.16    Permits; Compliance With Law. Except as set forth on Schedule 6.16, the Companies hold and for the last three years have complied and are in compliance in all material respects, and as of the Closing will continue to hold and be in compliance with in all material respects, with all Permits required for the Companies to conduct their businesses in the manner in which they are presently conducted and have complied and are in compliance in all material respects with all Laws applicable to their businesses, properties and assets. Schedule 6.16 sets forth a list of all Permits currently issued to the Companies, including the names of the Permits and their respective dates of issuance and expiration. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 6.16.

6.17    Litigation. Schedule 6.17 sets forth a list of (a) all actions, suits, claims and proceedings which are pending or, to the Knowledge of Sellers, threatened against or by any of the Companies, by or before any Authority, and (b) all outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority naming any of the Companies. There are no actions, suits, claims or proceedings which are pending or, to the Knowledge of Sellers, threatened against any of the Companies, by or before any Authority, and there are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against any of Sellers or any of the Companies, or any of their respective assets or properties, in any such case which prohibit or enjoin the consummation of the transactions contemplated hereby. To the Knowledge of Sellers, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any action, suit, claim or proceeding against any of the Companies.

6.18    Employee Benefit Plans; ERISA.

(a)    Except as set forth on Schedule 6.18, none of the Companies maintains, contributes to or has any obligation to make contributions to, any employee benefit plan within the meaning of section 3(3) of ERISA (an “ERISA Plan”), or any other retirement, welfare, profit sharing, equity option, equity bonus or deferred compensation, severance, sick leave, change of control, or other plan or arrangement providing material benefits to current or former employees, officers or managers of the Companies or under which the Companies has any obligation to contribute or other liability (a “Non-ERISA Plan”). All ERISA Plans and Non-ERISA Plans (collectively “Benefit Plans”) are listed on Schedule 6.18 and, except as set forth on Schedule 6.18, are being maintained and operated in accordance with all Laws applicable to such plans and the terms and conditions of the respective plan documents in all material respects. The IRS has issued a favorable determination letter or opinion letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of section 401(a) of the Code. Neither the Company nor any ERISA Affiliate of the Company has within the past six years maintained, contributed to or incurred any liability under any Plan that is subject to Title IV or section 302 of ERISA or section 412 of the Code. No ERISA Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of section 4063 of ERISA. Except for continuation coverage as required by COBRA or by applicable state insurance Laws, no Benefit Plan provides continuing life, health, medical or other welfare benefit coverage to former employees or beneficiaries or dependents thereof.

(b)    Except as set forth on Schedule 6.18, all contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been made or will be made within the time period prescribed by ERISA to each ERISA Plan which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA).

(c)    No actions, suits, claims or proceedings with respect to the assets of any ERISA Plan (other than routine claims for benefits) are pending or, to the Knowledge of Sellers, threatened by or before any Authority.

(d)    Except as set forth on Schedule 6.18(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (i) result in, cause the accelerated vesting, payment, funding, or delivery of, or increase the amount or value of any payment or benefit to any employee, officer, director, or other service provider of the Companies under any Benefit Plan; (ii) result in any severance, termination, or similar types of payments or benefits; (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, officer, director, or other service provider of the Companies; or (iv) result in any payments or benefits (whether in cash, property, or the vesting of property) that would be nondeductible to the payor under Section 280G of the Code or that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(e)    Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is, and at all relevant times has been, maintained, operated, and administered in material operational and documentary compliance with Section 409A of the Code and applicable guidance under Section 409A of the Code.

(f)    Each of the Companies and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is currently, and has at all applicable times been, in material compliance with the Healthcare Reform Laws. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Companies or any Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

6.19    Tax Matters. Except as set forth on Schedule 6.19:

(a)    All income Tax Returns and other material Returns required to be filed with respect to the business and assets of the Companies, and all income Tax Returns and other material Returns required to be filed by the Companies, have been duly and timely (within any applicable extension periods) filed with the appropriate Authorities in all jurisdictions in which such Returns are required to be filed, and all such Returns are true, correct and complete in all material respects. All Taxes due and payable by the Companies (whether or not shown on any such Return or disputed) have been timely paid. The unpaid Taxes of each Company (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of such Company in filing its Return. All Taxes that any of the Companies is required by Law to withhold or collect have been duly and timely withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.

(b)    There is no dispute or claim pending or, to the Knowledge of Sellers, threatened against any Company by any Authority for any alleged deficiency in Taxes.

(c)    None of the Companies has (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remains outstanding, (ii) applied for or received any letter rulings from the IRS (or any comparable ruling from any other Tax Authority), or (iii) entered into a “closing agreement” as described section 7121 of the Code or any corresponding provision of state, local or non-U.S. Law with any Tax Authority. No power of attorney granted by any Company with respect to any Taxes is currently in force.

(d)    None of the Returns of any of the Companies is currently being examined by the IRS or any other Tax Authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending with respect to which any of the Companies has received written notice. No claim has been made by an Authority in a jurisdiction where any Company does not file Returns that such Company is or may be subject to taxation by or required to file any Returns in that jurisdiction.

(e)    No Company has a permanent establishment (within the meaning of any applicable Tax treaty), or otherwise has an office, fixed place of business or other presence through employees or otherwise, in a country outside of the United States of America.

(f)    None of the Companies is a party to any written agreement providing for the allocation or sharing of Taxes. None of the Companies is liable for the Taxes of any other Person, and none of the Companies is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law) filing a consolidated U.S. federal income Tax Return.

(g)    There are no Liens for Taxes (other than for Taxes not yet due and payable) on any of Company’s assets or the Equity Interests.

(h)    No payment made or to be made to any individual by reason of the transactions contemplated hereby will constitute an “excess parachute payment” within the meaning of section 280G of the Code.

(i)    None of the Companies is or has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the period specified in section 897(c)(1)(A)(ii) of the Code.

(j)    None of the Companies is a party to, or a partner or member of, any joint venture, partnership, limited liability company, or other arrangement or Contract that is treated as a partnership for U.S. federal income Tax purposes.

(k)    None of the Companies is a member of a group or consolidation with any other Person for purposes of VAT. None of the Companies’ income, deductions, credits or allowances is subject to adjustment under section 482 of the Code or similar provision of Law relating to Taxes.

(l)    None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax Period (or portion thereof) ending on or after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or for any Straddle Period, including under Section 481 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law); (ii) use of an improper method of accounting for a Tax Period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) entered into prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) prior to the Closing Date; (v) installment sale or open transaction disposition made prior to the Closing, or application of the cash method of accounting to any transaction occurring prior to the Closing; (vi) prepaid amount, advance payment or deferred revenue received prior to the Closing Date; or (vii) election under Section 965 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law).

(m)    No Company is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(n)    Each Company has complied with all escheat and unclaimed property Laws with respect to funds or property owed to or held for third parties.

6.20    Environmental, Health and Safety Matters. Except as set forth on Schedule 6.20:

(a)    The Companies are in compliance in all material respects with all Environmental, Health and Safety Laws. To the Knowledge of Sellers, the Companies hold and are in compliance in all material respects with all Permits required to be held by them under Environmental, Health and Safety Laws.

(b)    None of the Companies has received written notice from any third party, including any Authority, that such Company has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B.

(c)    None of the Companies has released any material amount of Materials of Environmental Concern at or from any Leased Real Property.

(d)    There are no underground storage tanks located on the Leased Real Property that (i) are owned or operated by any of the Companies, or (ii) to the Knowledge of Sellers, contain any Materials of Environmental Concern.

6.21    Material Contracts. Schedule 6.21 sets forth a list of all Material Contracts. Except as set forth on Schedule 6.21: (a) each Material Contract is a valid and binding obligation of the Company party thereto, enforceable against such Company party thereto in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity), and (b) none of the Companies or, to the Knowledge of Sellers, any other party to any Material Contract is in breach or default under any Material Contract in any material respect. No party to any Material Contract has provided written notice to the Company party thereto of any intention to terminate or materially reduce the scope of any Material Contract. To the Knowledge of the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by any Company party thereto under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Sellers have caused to be delivered to Purchaser a true, complete and correct copy of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

6.22    Transactions With Affiliates. Except for the Organizational Documents of the Companies and except as set forth on Schedule 6.22, none of the Companies is party to any agreement with any officer, director, manager, trustee, member or Affiliate of any Seller, except for (a) normal advances to employees consistent with past practice, (b) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice, (c) participation in the Benefit Plans by employees, (d) “at will” employment agreements, and (e) transactions or agreements between or among any of the Companies.

6.23    Absence of Changes. Except as otherwise contemplated by this Agreement or set forth on Schedule 6.23, since the date of the Most Recent Balance Sheet, the Companies have conducted their businesses and operations only in the Ordinary Course of Business and no Company has taken any of the following actions:

(a)    alter, change or maintain its operations or assets in a non-serviceable condition, or otherwise manage the Company’s working capital other than in the Ordinary Course of Business;

(b)    grant any bonuses to or increase the base wage or salary payable to, or any other components of compensation and employee benefits of, any officer, manager and/or employee of the Companies, other than grants or increases in the Ordinary Course of Business;

(c)    acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Companies except for transactions less than or equal to $1,000,000 individually or in the aggregate; or

(d)    agree or commit to do any of the foregoing.

6.24    Anti-Corruption Matters. Since January 1, 2020, none of the Companies or, to the Knowledge of Sellers, any manager, officer, employee or agent of any of the Companies has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Authority; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, none of the Companies has disclosed to any Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Sellers, no Authority is investigating, examining, or reviewing any of the Companies’ compliance with any applicable provisions of any Law relating to anti-corruption or bribery.

6.25    Accounts Receivable; Accounts Payable. Except as set forth in Schedule 6.25: (i) all accounts and notes receivable of any of the Companies represent sales actually made or services actually performed arising from bona fide transactions in the Ordinary Course of Business; and (ii) all accounts and notes payable by any of the Companies arose in bona fide transactions in the Ordinary Course of Business.

6.26    Aircraft.

(a)    Schedule 6.26 sets forth a true and complete list of all Aircraft owned or leased (as lessee) by any of the Companies as of the date of this Agreement and sets forth a true and complete list of all Engines owned or leased (as lessee) by any of the Companies as of the date of this Agreement. With respect to each Aircraft, Schedule 6.26 sets forth (i) the name of the manufacturer, (ii) the model number, (iii) the manufacturer’s serial number, (iv) for each Aircraft, the aircraft registration number and date of registration and renewal thereof, (v) the entity which owns or leases the Aircraft, (vi) a statement as to whether the Aircraft is owned or leased, (vii) the operator of the Aircraft, (viii) whether the Aircraft has filed and is current on the International Registry of Mobile Assets established pursuant to the Capetown Treaty, (ix) the FAA and IR registration reports as shown of record with the FAA Civil Aviation Registry and the International Registry, and (x) a certificate on the condition of the Aircraft for airworthiness on the date of this Agreement.

(b)    With respect to the Aircraft condition, the Aircraft are:

(i)     In an airworthy condition with a valid U.S. certificate of airworthiness with no exceptions or limitations, suitable for safe operations under Part 135 of the FAR, with no material damage or history of material damage or corrosion beyond manufacturer’s allowable limits, with the Engines, and all other systems and installed equipment in an airworthy and operational condition and operating to manufacturers’ specifications and allowable tolerances, and any loose equipment pertaining to the Aircraft and its operation or any equipment that was included at the time of original purchase in the Companies’ possession.

(ii)    Up to date and maintained at all times in accordance with all product support publications applicable to the Aircraft, and specifically, current on all manufacturers’ recommended maintenance and inspection schedules and programs and instructions for continued airworthiness, in each case, in accordance with FAR including all calendar, cycle and hourly inspections current through the date of delivery including all inspections coming due within three calendar months, 100 hours and 100 landings of the Closing Date, with no extensions or deferrals, with no outstanding engineering dispositions and with no non-standard or recurring inspections outside of the standard manufacturer’s recommended maintenance program.

(iii)    In compliance with all applicable FAA airworthiness directives and applicable mandatory service bulletins and customer bulletins, orders or other notifications, that have compliance due dates with respect to the Aircraft on or before the Closing Date, without recurring incident if such terminating action is available.

(c)    The Aircraft and the Engines have been, and are being, maintained according to applicable Law (including FAA regulatory standards to the extent applicable) and the maintenance program of the aircraft operator approved by the FAA or otherwise under applicable Law. For purposes of this Agreement, an Aircraft shall be considered “Airworthy” if it is in a condition which enables it to be operated in revenue operations under Federal Aviation Regulations Part 135 for Aerial Services.

6.27    Supplemental Type Certificates. Schedule 6.27 describes each supplemental type certificate and any amendments or modifications thereto (the “Certificates”) issued to any Company by the FAA or any foreign Authority. All required filings and fees related to the Certificates have been timely filed with and paid to the relevant Authorities. The Certificates are valid and in full force and effect. One or more of the Companies are and, after the Closing shall be, the sole legal and beneficial owners of the Certificates issued to them free and clear of any Liens and without an obligation to pay any royalty, license fee or other amounts to any Person with respect to the Certificates. The Companies’ rights to each Certificate are valid, enforceable, subsisting, and the Companies currently have the right, authority, and capability to update, amend, and modify the Certificates if necessary and required for Part 135 or Part 137 operations, Aerial Services and such other applicable operations. To Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any of the Certificates.

6.28    FAA Matters. Schedule 6.28 sets forth all approvals and operating certificates issued by the FAA or any other Authority used in or related to the conduct or operation of the businesses of the Companies, inclusive of Aerial Services. Sellers affirm that the Companies possess all Intellectual Property required to obtain issuance of any necessary customer or Authority approvals (including FAA). The Companies have retained all business records as required by all applicable Laws, including Laws of the U.S. Department of Commerce, U.S. Department of Interior, U.S. Forest Services, U.S. Department of Agricultural, and from such state agencies with jurisdictional authority over the Companies for their business operations, Aerial Services, licenses and Permits as promulgated by any Authority.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1    Further Assurances. The parties hereto shall take such actions and deliver any and all other instruments and documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement. In addition to the foregoing, and in no way in limitation thereof, prior to Closing the Sellers agree to cooperate, and to cause the Companies to cooperate, with Purchaser in contacting the DOT, FAA, and Department of Agriculture, or subdivisions thereof, as determined reasonably necessary by Purchaser to ensure the continued validity of, and to determine and provide information which may be required in order to ensure the continued validity of, any Permits of the Companies from and after the Closing due to the change in ownership of the Equity Interests.

7.2    Publicity. Except as set forth below in this Section 7.2, no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof from Purchaser and the Sellers (which, after the Closing, shall not be unreasonably withheld). Purchaser and the Sellers shall cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Purchaser and the Sellers shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 7.2 shall prevent (a) any party hereto from at any time furnishing any information to any Authority or from making any disclosures required under applicable Law, including the Securities Exchange Act, or under the rules and regulations of any national securities exchange on which such party’s equity securities, or the equity securities of such party’s ultimate parent entity, are listed; (b) subject to the terms and restrictions of the Confidentiality Agreement as though Purchaser, BAER and Sellers were party thereto and bound by the obligations of and restrictions applicable to Bridger Aerospace Group, LLC thereunder (with respect to Purchaser and BAER) and the obligations of and restrictions applicable to the Companies thereunder (with respect to Sellers), any party hereto from furnishing any information concerning the transactions contemplated hereby to such party’s equity owners, Affiliates or other Representatives who have a need to know such information; (c) Sellers from communicating with other potential acquirers of the Companies that a definitive agreement has been entered into so long as the identity of Purchaser and specific terms of this Agreement are not disclosed; or (d) Sellers from communicating with Persons from whom consent or approval is required for the transactions contemplated by this Agreement to be completed so long as the specific terms of this Agreement are not disclosed.

7.3    Business Records; Support.

(a)    Purchaser acknowledges that the business records of the Companies relating to their respective operations prior to Closing will be acquired by Purchaser in connection with the consummation of the transactions contemplated hereby, and that Sellers may from time to time require access to or copies of such records. Purchaser agrees that, upon reasonable prior notice from the Sellers, it shall, during normal business hours, provide or cause to be provided to Sellers access to or copies of such records. Purchaser agrees that it shall not (and shall cause each of its Affiliates, including the Companies, not to), within six years after the Closing Date, destroy any material business records of the Companies prepared prior to the Closing.

(b)    Following the Closing, Sellers shall, and shall cause their respective Representatives to, at Purchaser’s sole cost and expense with respect to any out-of-pocket costs incurred by Sellers, provide reasonable support to Purchaser and the Companies with respect to preparation of the Companies’ financial statements for fiscal year 2023 and the audit thereof, as necessary.

7.4    Investigation; No Reliance by Purchaser.

(a)    Purchaser acknowledges that (i) it and its Representatives have undertaken an independent investigation, examination, analysis and verification of the Companies and the business, assets, operations, financial condition and prospects of the Companies, including Purchaser’s own estimate of the value of the business of the Companies; (ii) it has received and had an opportunity to review all requested information regarding the business and the assets, liabilities, financial condition, cash flow and operations of the Companies; (iii) all materials and information requested by Purchaser have been provided to Purchaser to Purchaser’s reasonable satisfaction; and (iv) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Companies) as Purchaser deems adequate, including that described above. In connection with such investigation, Purchaser and its Representatives have received from or on behalf of Sellers and/or the Companies certain estimates, budgets, forecasts, plans and financial projections (collectively, “Company Forward-Looking Statements”). Purchaser acknowledges that (x) there are uncertainties inherent in making the Company Forward-Looking Statements, (y) it is familiar with such uncertainties, and (z) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Company Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying the Company Forward-Looking Statements where such assumptions are explicitly disclosed). None of Sellers, the Companies nor any other Person is making any representation or warranty with respect to, or will have or be subject to any liability to Purchaser, or any other Person resulting from, the delivery to Purchaser, or its use of, the Company Forward-Looking Statements.

(b)    In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Purchaser has not relied upon, and Purchaser expressly waives and releases Sellers from any liability for any claims (including claims based upon fraudulent inducement) relating to or arising from, any representation, warranty, statement, advice, document, projection or other information of any type provided by Sellers, the Companies or their Affiliates or any of their Representatives, except for those representations and warranties of Sellers expressly set forth in Article V and Article VI.

7.5    Exculpation and Indemnification of Managers and Officers. For a period of six years after the Closing Date, Purchaser shall not permit any of the Companies to amend, repeal or modify any provision in its Organizational Documents relating to exculpation or indemnification of former officers and managers, as applicable, holding office prior to the Closing Date (unless required by Law), it being the intent of the parties hereto that the officers and managers of each of the Companies prior to the Closing shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the Laws of the State of Wyoming. In the event any of the Companies (i) consolidates or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that the successors and assigns thereof assume the obligations set forth in the preceding sentence. For a period of six years after the Closing, Purchaser will cause each of the Companies to continue in effect each indemnification agreement with each Employee, each former employee of the Companies, and each manager and former manager of the Companies who, prior to the Closing, were party to an indemnification agreement with a Company.

7.6    Limitation of Representations and Warranties. Except for the representations and warranties expressly set forth in Article V and Article VI, Sellers are not making and shall not be deemed to have made any other representations or warranties, written or oral, statutory, express or implied, concerning the Equity Interests, the Companies, or the businesses, assets or liabilities of the Companies. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST, THE COMPANIES, SELLERS AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANIES OR SELLERS INCLUDING COMPANY FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF SELLERS NOR THE COMPANIES IS MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY COMPANY FORWARD-LOOKING STATEMENTS OR THE INFORMATION SET FORTH IN ANY SUMMARY, TEASER, CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO PURCHASER OR ITS REPRESENTATIVES.

7.7    Plant Closings and Mass Layoffs. Purchaser shall not, and shall cause the Companies not to, take any action following the Closing that could result in liability to Sellers, or any of them, under the Worker Adjustment and Retraining Notification Act, as amended, without complying with such Act.

7.8    Domain Names; Use of Acquired Trademarks. All links between any domain names of any of Sellers or any of their Affiliates and any domain names of the Companies shall be removed promptly after the Closing. As soon as commercially practicable after the Closing, Sellers shall take all actions necessary to remove or delete links to complete these actions. To the extent that Sellers or any of their Affiliates control or possess any websites or other property of the Companies, Sellers shall, promptly after Closing, cause the control or possession of such websites or other property to be provided to Purchaser. Each Seller acknowledges that, after the Closing the Companies will own all trademarks and service marks included in the company name of each Company (the “Acquired Trademarks”), and Purchaser acknowledges that the company names of Sellers are similar to the Acquired Trademarks. After the Closing, no Seller or any of

Sellers’ members or Affiliates shall use the Acquired Trademarks for any commercial business purpose or represent that it is or they are, or otherwise hold itself or themselves out as being, affiliated with Purchaser or any Company.

7.9    Employees; Benefit Plans.

(a)    Purchaser shall (or shall cause Company to), enter into retention agreements with certain employees who are employed by Company at the Closing (“Continuing Employee”).

(b)    With respect to any employee benefit plan maintained by Purchaser or its Affiliates (collectively, “Purchaser Benefit Plans”) in which any Continuing Employees will participate effective as of or after the Closing, Purchaser shall recognize (or shall cause the respective Companies or their Affiliate to recognize, as applicable), all service of the Continuing Employees with Company as if such service were with Purchaser, for eligibility purposes in any Purchaser Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)    Purchaser shall assume responsibility for providing, or causing to be provided, COBRA notice and coverage to any M&A qualified beneficiaries (within the meaning of Treas. Reg. Section 54.4980B-9, Q/A-4) who experience a qualifying event after the Closing. Purchaser shall assume responsibility for providing, or causing to be provided, any remaining period of COBRA coverage for any qualified beneficiaries who experienced a qualifying event prior to the Closing and who were formerly employed by Company; provided that the Companies shall cooperate and provide information relating to the continuation coverage to be provided and shall have timely provided COBRA notices to any such qualified beneficiaries if the qualifying event happened prior to or on the Closing Date.

(d)    This Section 7.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.

7.10    Intercompany Payables or Receivables. Sellers shall cause any outstanding payables or receivables of any of the Companies, to or from any Seller, or any Affiliate of any to be settled in full prior to the Closing. Specifically excluded from this Section 7.10 are any outstanding payables or receivables which are solely between or among the Companies.

7.11    Release.

(a)    Effective as of the Closing, each Seller, on behalf of itself and each of its respective members (each, a “Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges the Companies and their respective successors and assigns, and any present or former directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, shareholders or equity holders of any of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, covenants, liabilities, suits, judgments, losses, actions and causes of action, obligations, accounts, and Liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity that such Releasing Party ever had, now has, or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Companies) (collectively, the “Released Claims”); provided, however, that this release expressly does not extend to, and shall not be interpreted to in any way release, waive, impair or limit any claims or rights of Sellers for indemnification or otherwise relating to (a) any breach or alleged breach of this Agreement or any Transaction Document or any of the provisions set forth herein or therein or (b) any rights to receive compensation or other benefits that are accrued in Closing Net Working Capital and otherwise set forth in or arising under any provisions of this Agreement including Section 7.5 (Exculpation and Indemnification of Managers and Officers), or the other Transaction Documents, none of which shall be Released Claims.

(b)    The Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter purported to be released hereby by the Releasing Parties.

(c)    Each Seller represents that such Seller has made no assignment, conveyance or transfer of any kind of any Released Claim released pursuant to this Section 7.11. Each Seller acknowledges and intends that this Section 7.11 shall be effective as a bar to each Released Claim released hereby.

7.12    Dash-8 Condition Precedent. As a condition precedent to the Closing, prior to the Closing, Purchaser shall have lent sufficient funds in a timely manner to the Company (in an estimated amount of $3,000,000), for the Company to purchase a DASH-8, and the parties hereto shall have entered into loan documents reasonably satisfactory to both parties reflecting the foregoing (which shall include that the Company shall re-finance the DASH-8 and repay Purchaser such lent amounts within sixty (60) days following a termination of this Agreement) (the foregoing, the “DASH-8 Condition Precedent”).

7.13    Transfer Restrictions.

(a)    During the Lock-Up Period, no Seller or its Affiliates shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of BAER Common Stock that are BAER Share Consideration, whether owned directly by such Seller or with respect to which such Seller has beneficial ownership within the rules and regulations of the SEC (the “Restricted Securities”), other than any transfer to an Affiliate of such Seller or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each

Seller and its Affiliates, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Seller. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Seller, or with respect to any security that includes, relates to, or derives any significant part of its value from, such Restricted Securities. “Lock-Up Period” shall mean the period commencing on the Closing Date and ending on the earlier of (A) each monthly anniversary of the Closing Date with respect to a one-thirty-sixths (1/36ths) of a Seller’s aggregate Restricted Securities, or (B) the date on which BAER completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of BAER’s stockholders having the right to exchange their shares of BAER Common Stock for cash, securities or other property. During the Lock-Up Period, the Restricted Securities shall be maintained in the name of Sellers at Purchaser’s transfer agent Continental Stock Transfer & Trust Company.

(b)    Each Seller hereby represents and warrants, except as contemplated by this Section 7.13, for the duration of the Lock-Up Period such Seller will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Seller to comply with the foregoing restrictions. Each Seller agrees and consents to the entry of stop transfer instructions with BAER’s transfer agent and registrar against the transfer in violation of this Section 7.13 of any Restricted Securities during the Lock-Up Period.

(c)    Notwithstanding the provisions set forth in Sections 7.13(a) and 7.13(b), with respect to Registrable Securities that are held by any Seller or any of its respective Permitted Transferees, such Persons are permitted to:

(i)    in the case of an entity, transfer to a stockholder, partner, member or affiliate of such entity;

(ii)    in the case of an individual, transfer by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)    in the case of an individual, transfer by virtue of laws of descent and distribution upon death of the individual;

(iv)    in the case of an individual, transfer pursuant to a qualified domestic relations order;

(v)    in the case of an entity, transfer by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)    transfer to the extent required by applicable law, statute, ordinance, treaty, regulation or legal or self-regulatory requirement or to the extent requested by any governmental or self-regulatory authority exercising authority over such Seller; and

(vii)    enter into transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of BAER’s stockholders having the right to exchange their shares of BAER Common Stock for cash, securities or other property;

the transferee of each of the foregoing clauses (i) through (vi) being a “Permitted Transferee”; provided, however, that in the case of each of the foregoing clauses (i) through (v), these Permitted Transferees must enter into a written agreement with BAER agreeing to be bound by the transfer restrictions herein (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Seller and not to the immediate family of the transferee), agreeing to be bound by these transfer restrictions. For purposes of this Section 7.13(c), “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Seller; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

7.14    Registration Rights.

(a)    Not later than 45 days after the Closing Date, at its expense, BAER shall prepare and file with the SEC a Registration Statement on Form S-1 or any successor form thereto and covering all BAER Share Consideration providing for the resale pursuant to Rule 415 promulgated under the Securities Act (or any successor or similar provision adopted by the Commission then in effect, “Rule 415”) of the BAER Share Consideration and shall use its best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, and ten (10) Business Days after BAER is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. In connection with the Registration Statement the Parties shall enter into an agreement, which shall be reasonably acceptable to the Sellers (including with respect to cost), regarding Sellers’ resale of the shares of BAER Common Stock which shall provide for the resale of such shares of BAER Common Stock to be managed by BAER, with the assistance of an investment bank selected by BAER, over a thirty (30) day period, with the cash derived therefrom being delivered to Sellers at the closing of each respective sale of the BAER Common Stock. At least 10 Business Days prior to the first anticipated filing date of the Registration Statement pursuant to this Section 7.14(a), BAER shall notify each Seller in writing of the information reasonably necessary about such Seller or, prior to the Closing, the Company to include such Seller’s Registrable Securities in the Registration Statement. Notwithstanding anything else in this Agreement, where BAER timely provides such notice to the Sellers, BAER shall not be obligated to include such Seller’s Registrable Securities to the extent BAER has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third Business Day prior to the first anticipated filing date of the Registration Statement pursuant to this Section 7.14(a).

(b)    BAER will use its best efforts to maintain the continuous effectiveness of the Registration Statement, including, inter alia, preparing and promptly filing with the SEC such amendments, post-effective amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities until all shares of BAER Common Stock constituting the BAER Share Consideration cease to be Registrable Securities or such shorter period upon which all Sellers with Registrable Securities included in the Registration Statement have notified BAER that such Registrable Securities have actually been sold. BAER will use its best efforts to (i) cause the removal of all restrictive legends from any shares of BAER Common Stock being sold under the Registration Statement or (to the extent available) pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC, “Rule 144”) at the time of sale of such Registrable Securities and, at the request of a Seller following the expiration of the Lock-Up Period, cause the removal of all restrictive legends from any Registrable Securities held by such Seller that may be sold by such Seller without restriction under Rule 144, including, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i) upon the receipt of such supporting documentation, if any, as reasonably requested by such counsel. “Registrable Securities” shall mean, as of any date of determination, the BAER Share Consideration and any other equity security issued or issuable with respect to BAER Share Consideration by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) the third anniversary of the effective date of the Registration Statement, (B) the date all BAER Share Consideration held by a Seller may be sold by such Seller without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for BAER to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as set forth in a written opinion letter to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent and the holders of such BAER Share Consideration, (C) the date on which all of a Seller’s BAER Share Consideration has actually been sold by such Seller, or (D) when all of such Seller’s BAER Share Consideration shall have ceased to be outstanding.

(c)    At its expense, BAER shall:

(i)    advise the Sellers within two Business Days: (A) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by BAER of any notification with respect to the suspension of the qualification of the BAER Share Consideration included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) the occurrence of any event that requires the making of any changes in any Registration Statement or the prospectus forming a part thereof so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, BAER shall not, when so advising the Sellers of such events, provide the Sellers with any material, nonpublic information regarding BAER other than to the extent that providing notice to the Sellers of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding BAER;

(ii)    use its best efforts to obtain the withdrawal of any stop order by the SEC suspending the effectiveness of any Registration Statement as promptly as reasonably practicable;

(iii)    upon the occurrence of any event contemplated in Section 7.14(c)(i), except for such times as BAER is permitted hereunder to suspend, and has suspended, the use of the Prospectus forming part of the Registration Statement, BAER shall use its best efforts to as promptly as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv)    use its best efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the BAER Common Stock is then listed; and

(v)    use its best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

(d)    BAER shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Seller not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by BAER or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, BAER’s board of directors reasonably believes, would require additional disclosure by BAER in the Registration Statement of material information that BAER has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of BAER’s board of directors, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that BAER may not delay or suspend the effectiveness or use of the Registration Statement for more than 60 consecutive calendar days in any one instance or more than 120 total calendar days, in each case during any 12-month period. Upon receipt of any written notice from BAER of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension

Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Seller agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Seller receives copies of a supplemental or amended prospectus (which BAER agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by BAER that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by BAER unless otherwise required by Law or subpoena. If so directed by BAER, each Seller will deliver to BAER or, in such Seller’s sole discretion, destroy all copies of the prospectus covering the Registrable Securities in such Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent such Seller is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(e)    Each Seller shall indemnify, defend and hold harmless BAER and any of their respective officers, directors, partners, members, managers, investment advisers and employees, and each person who controls BAER (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) and expenses that arise out of or are based upon any violation or alleged violation by BAER of the Securities Act, Securities Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7.14 to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Seller or furnished or confirmed in writing to BAER by such Seller expressly for use therein or such Seller has omitted a material fact from such information or otherwise violated the Securities Act, the Securities Exchange Act or any state securities Law or any rule or regulation thereunder; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Sellers, and the liability of each such Seller shall be in proportion to and limited to the net proceeds received by such Seller from the sale of Registrable Securities pursuant to such Registration Statement.

(f)    With a view to making available to each Seller the benefits of Rule 144, BAER agrees, until a Seller no longer holds Registrable Securities, to:

(i)    make and keep public information available, as those terms are understood and defined in Rule 144;

(ii)    file with the SEC in a timely manner all reports and other documents required of BAER under the Securities Exchange Act so long as BAER remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(iii)    furnish to each Seller, promptly upon request a written statement by BAER, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act.

7.15    Assignment. Prior to the expiration of the Lock-Up Period, no Seller who is subject to any such Lock-Up Period may assign or delegate such Seller’s rights, duties or obligations under Sections 7.13 and 7.14, in whole or in part, in violation of the Lock-Up Period, except in connection with a transfer of Registrable Securities by such Seller to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Seller by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation as set forth in this Agreement. No assignment by any Seller of such Seller’s rights, duties and obligations under Sections 7.13 and 7.14 shall be binding upon or obligate BAER unless and until BAER shall have received (i) written notice of such assignment in accordance with Section 10.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to BAER, to be bound by the terms and provisions of Sections 7.13 and 7.14 (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment of such Seller’s rights, duties or obligations under Sections 7.13 and 7.14 made other than as provided in this Section 7.15 shall be null and void.

7.16    Investigation; No Reliance by Sellers.

(a)    Each Seller acknowledges that (i) it and its Representatives have undertaken an independent investigation, examination, analysis and verification of BAER and the business, assets, operations, financial condition and prospects of BAER, including such Sellers’s own estimate of the value of the business of BAER; (ii) it has received and had an opportunity to review all requested information regarding the business and the assets, liabilities, financial condition, cash flow and operations of BAER; (iii) all materials and information requested by such Seller have been provided to such Seller to such Seller’s reasonable satisfaction; and (iv) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of BAER) as such Seller deems adequate, including that described above. In connection with such investigation, each Seller and its Representatives have received from or on behalf of BAER and/or Purchaser certain estimates, budgets, forecasts, plans and financial projections (collectively, the “BAER Forward-Looking Statements”). Each Seller acknowledges that (x) there are uncertainties inherent in making the BAER Forward-Looking Statements, (y) it is familiar with such uncertainties, and (z) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all BAER Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying the BAER Forward-Looking Statements where such assumptions are explicitly disclosed). None of Purchaser, BAER, nor any other Person is making any representation or warranty with respect to, or will have or be subject to any liability to any Seller, or any other Person resulting from, the delivery to any Seller, or its use of, the BAER Forward-Looking Statements.

(b)    In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, no Seller has relied upon, and each Seller expressly waives and releases Purchaser and BAER from any liability for any claims (including claims based upon fraudulent inducement) relating to or arising from, any representation, warranty, statement, advice, document, projection or other information of any type provided by Purchaser, BAER, or their respective Affiliates or any of their respective Representatives, except for those representations and warranties of Purchase and/or BAER expressly set forth in Article IV.

7.17    Limitation of Representations and Warranties. Except for the representations and warranties expressly set forth in Article IV, Purchaser and BAER are not making and shall not be deemed to have made any other representations or warranties, written or oral, statutory, express or implied, concerning the BAER Share Consideration, BAER, or the businesses, assets or liabilities of BAER. EACH SELLER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER AND BAER HAVE NOT MADE, AND PURCHASER AND BAER HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND EACH SELLER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND EACH SELLER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST, PURCHASER, BAER, AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS FURNISHED OR MADE AVAILABLE TO ANY SELLER OR ITS REPRESENTATIVES BY OR ON BEHALF OF PURCHASER OR BAER INCLUDING BAER FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PURCHASER NOR BAER IS MAKING ANY REPRESENTATION OR WARRANTY TO ANY SELLER WITH RESPECT TO ANY BAER FORWARD LOOKING STATEMENTS OR THE INFORMATION SET FORTH IN ANY SUMMARY, TEASER, CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO ANY SELLER OR REPRESENTATIVES OR AFFILIATES OF A SELLER.

7.18    Covenant Not to Compete or Solicit Business; Confidential Nature of Information.

(a)    In furtherance of the sale of the Equity Interests to Purchaser hereunder by virtue of the transactions contemplated hereby and to protect more effectively the value and goodwill of the Companies being sold to Purchaser, Sellers covenant and agree that for a period ending on the fifth (5th) anniversary of the Closing Date, Sellers shall not, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise):

(i)    own, manage, operate, control, participate in, perform services for, or otherwise carry on in the United States a business similar to or competitive with that of the Companies;

(ii)    solicit, induce or attempt to persuade any agent, supplier, customer or prospective customer of the Companies to terminate, reduce or limit or not enter into its agency or business relationship with the Companies; or

(iii)    hire, solicit, induce or attempt to persuade or assist any person who is or was an employee of the Companies during the twelve (12) month period before the Closing to leave the employment of Purchaser or any of its Affiliates (including the Companies) or assist any such employee in finding new employment opportunities; provided, however, that the foregoing restriction shall not prohibit a general solicitation through the media that is not targeted at employees of the Companies or the Companies Affiliates, or with respect to any such employee who left such employment at least six months prior (and without otherwise violating this provision above);

(iv)    make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about the Companies, Purchaser, or any of Purchaser’s Affiliates;

provided, however, that nothing set forth in this Section 7.18 shall prohibit a Seller from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange.

(b)    From and after the Closing, Sellers shall, and shall cause Sellers’ agents and other representatives to, hold, in confidence any information, whether written or oral, concerning the Company and not use any such information for any purpose other than as specified in this Agreement or in connection with their continued employment relationship with the Company (if any), except to the extent that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their employees, agents and other representatives; or (b) is lawfully acquired by Seller from and after the Closing from sources which are not to Sellers’ actual Knowledge prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its agents and other representatives are compelled to disclose any information by judicial or administrative process or by other Laws, Sellers shall (to the extent legally permissible) promptly notify Purchaser in writing and shall disclose only that portion of such information which it is advised by counsel is legally required to be disclosed, provided that Sellers shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(c)    If a Seller violates any of its obligations under this Section 7.18, Purchaser may proceed against such Seller in law or in equity for such damages or other relief as a court may deem appropriate. Seller hereby acknowledges that a violation of this

Section 7.18 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 7.18, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller to prevent any violations of this Section 7.18, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.18 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.18, any term, restriction, covenant or promise in this Section 7.18 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

7.19    Guaranty of Purchaser Obligations by BAER. BAER hereby guarantees (this “Guaranty”) (a) the full, prompt and complete payment of all amounts set forth under this Agreement, and (b) the full performance and observance of all covenants, terms, conditions and agreements in this Agreement provided to be performed and observed by Purchaser (collectively, the “Obligations”). If Purchaser shall fail to perform or default at any time hereunder (following the expiration of any applicable cure period provided hereby) in the performance of the Obligations, BAER shall, on written demand of Sellers or the Company, forthwith faithfully perform and fulfill all of such Obligations of Purchaser strictly in accordance with the terms and provisions hereof. This Guaranty is an absolute, continuing and unconditional Guaranty of payment and of performance, and is enforceable against BAER, without the necessity for any suit or proceedings on the part of the Sellers or the Company of any kind or nature whatsoever, against the Purchaser. BAER hereby expressly agrees that the validity of this Guaranty and the obligations of BAER hereunder shall in no way be terminated, affected or impaired by reason of the assertion or the failure to assert by the Sellers or the Company against the Purchaser of any of the rights and remedies reserved to the Sellers or the Company pursuant to the provisions hereof. This Guaranty shall remain and continue in full force and effect for the entire term hereof, including any renewals or extensions thereof, provided this Guaranty shall survive the term hereof to the extent any Obligations survive the term hereof. Sellers may enforce the terms of this Guaranty with respect to any breach or default which occurred during the term hereof, including any renewals or extensions thereof.

7.20    Disclosure Schedules Updates. Notwithstanding anything to the contrary in this Agreement, Sellers and the Company shall have the right to amend or supplement any Disclosure Schedules from time to time without Purchaser’s consent to the extent that (whether or not the facts or circumstances arose before or after the Effective Date) the Disclosure Schedules need to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, by providing a written copy of such amendment or supplement to Purchaser. If at any time prior to the Closing Sellers and the Company make any such amendment or supplement to the Disclosure Schedules (each, a “New Disclosure Item”), and such New Disclosure Item would, in Purchaser’s good faith determination, result in a Material Adverse Effect with respect to the Company, then Purchaser, as its sole remedy under this Agreement (and Article VIII remedies shall be inapplicable thereto), shall have the right to terminate this Agreement. Any such election to terminate this Agreement shall be made by Purchaser by written notice thereof given to Sellers not later than five (5) Business Days after Purchaser’s receipt of notice from Sellers of such New Disclosure Item (but, in any event, prior to the Closing), provided that any election by Purchaser to terminate this Agreement shall not be effective unless Sellers fail to cure the fact or circumstance giving rise to such New Disclosure Item within thirty (30) days following the delivery of Purchaser’s termination notice. If Sellers elect to cure the fact or circumstance giving rise to such New Disclosure Item following Purchaser’s timely delivery of termination notice, Sellers shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of pursuing and completing such cure.

7.21    Reimbursement of Insurance Finance Payments. The amount included within Closing Indebtedness with respect to the First Insurance Premium Finance Agreement (in the approximate amount of $609,792 as of the date hereof, as set forth in Schedule 6.10) relates to insurance that is fronted and paid for by the Company and reimbursed by Huntington Ingalls Industries (or an affiliate thereof) over time. BAER and the Company acknowledge and agree that all such amounts shall included within Closing Indebtedness payable by Purchaser.

7.22    Distribution of the Eisele Indebtedness. Prior to the Closing, the parties agree that the Company shall distribute the Eisele Indebtedness to the Sellers, according to their Allocable Portions, and following Closing the Company shall have no further interest in the Eisele Indebtedness.

ARTICLE VIII

REMEDIES FOR BREACH OF THIS AGREEMENT

8.1    Survival. The representations, warranties, covenants and agreements contained in this Agreement shall be deemed and construed to be continuing representations, warranties, covenants and agreements and shall survive the Closing; provided, however, that the representations and warranties of all parties to this Agreement shall, except as set forth in the remainder of this Section 8.1, expire and be of no further force or effect on the date which is 15 months after the Closing Date; provided further, that (a) the Fundamental Representations shall survive for the applicable statutory limitations period (including all periods of extension); (b) Section 6.19 (Tax Matters) shall survive until 60 days after the expiration of the applicable statute of limitations (including all periods of extensions); (c) Section 6.20 (Environmental, Health and Safety Matters) shall survive for two years after the Closing Date; (d) the other provisions of this Agreement in which a time period is specified shall survive for the period specified therein; (e) the obligations of BAER under Section 7.14 hereof shall continue for the time period specified therein; and (f) unless otherwise indicated, the covenants and agreements set forth in this Agreement shall survive the Closing until they have been performed or satisfied.

8.2    Indemnification.

(a)    By Sellers. Subject to the terms and conditions set forth herein, from and after the Closing, Sellers (on a several and not joint basis) shall indemnify and hold harmless the Purchaser Indemnitees from and against any Damages which any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of or with respect to (i) the breach by Sellers of any of the representations and warranties made by Sellers in Article VI, (ii) the breach by Sellers or, at any time prior to the Closing, the Companies of any of their respective covenants or agreements contained in this Agreement or any other Transaction Document, or (iii) Pre-Closing Taxes that have not otherwise been paid on or prior to the Closing Date except to the extent such Pre-Closing Taxes are taken into account in calculating the Aggregate Cash Purchase Price, as finally determined under Section 3.4, or paid by Sellers to any Company pursuant to the last sentence of Section 9.1(a) or the last sentence of Section 9.1(b).

(b)    By Individual Sellers. Subject to the terms and conditions set forth herein, from and after the Closing, each Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Damages which any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of or with respect to the breach by such Seller of any of the individual representations and warranties made by such Seller in Article V.

(c)    By Purchaser. Subject to the terms and conditions set forth herein, from and after the Closing, Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any Damages which any such Seller Indemnitee shall suffer, sustain or become subject to, as a result of or with respect to (i) the breach by Purchaser of any of the representations and warranties made by Purchaser in Article VI, or (ii) the breach by Purchaser of any of its covenants or agreements contained in this Agreement.

8.3    Third Party Claims.

(a)    If any Purchaser Indemnitee desires to make a claim against any Seller, or any Seller Indemnitee desires to make a claim against Purchaser (such Purchaser Indemnitee or Seller Indemnitee, an “Indemnified Person”), under Section 8.2 in connection with any action, suit, proceeding or demand at any time instituted against or made upon such Indemnified Person by any third party for which such Indemnified Person may seek indemnification hereunder (a “Third Party Claim”), such Indemnified Person shall promptly notify in writing, in the case of a claim under Section 8.2(a) or 8.2(b), the relevant Seller, or, in the case of a claim under Section 8.2(c), Purchaser (in each case, an “Indemnifying Party”), of such Third Party Claim and of the Indemnified Person’s claim of indemnification with respect thereto; provided, however, that the failure to so notify or delay in notification shall not relieve the Indemnifying Party of its obligations hereunder, except and only to the extent that the Indemnifying Party is prejudiced by such failure or delay. The Indemnifying Party shall have 30 days after receipt of such notice to notify such Indemnified Person if the applicable Indemnifying Party has elected to assume the defense of such Third Party Claim. If the applicable Indemnifying Party elects to assume the defense of such Third Party Claim, such Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing (reasonably acceptable to the applicable Indemnified Person) on behalf of the applicable Indemnified Person. The Indemnified Person shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided that if in the reasonable opinion of counsel to the Indemnified Person there exists a conflict of interest between the Indemnifying Party and the Indemnified Person that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Party fails to notify the Indemnified Person within 30 days after receipt of notice from the Indemnified Person of a Third Party Claim that the applicable Indemnifying Party has elected to assume the defense of such Third Party Claim or fails to diligently defend such Third Party Claim, the Indemnified Person shall be entitled to assume the defense of such Third Party Claim at the expense of the applicable Indemnifying Party through counsel reasonably acceptable to the Indemnifying Party; provided, however, that neither the Indemnified Person nor the Indemnifying Party may compromise or settle any Third Party Claim except as provided in Section 8.3(b).

(b)    Any compromise, settlement or offer of settlement of any Third Party Claim of which the applicable Indemnifying Party has elected to assume the defense shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed. Unless such consent is obtained, the applicable Indemnifying Party shall continue the defense of such claim; provided, however, that, if any Indemnified Person refuses its consent to a bona fide offer of settlement that the applicable Indemnifying Party wishes to accept and that involves no payment of money by such Indemnified Person, and further involves no limitation on the future operation of the business of the Companies, and that releases such Indemnified Person from all liability in connection with such claim, the applicable Indemnifying Party may reassign the defense of such claim to such Indemnified Person, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party, at the sole cost and expense of such Indemnified Person. In such event, the obligation of the applicable Indemnifying Party with respect thereto shall not exceed the lesser of (i) the amount of the offer of settlement that such Indemnified Person refused to accept or (ii) the aggregate Damages of the Indemnified Person with respect to such claim, including the costs of defense after reassignment of the defense of such claim to the Indemnified Person. Any compromise, settlement or offer of settlement of any Third Party Claim of which the applicable Indemnifying Party has not elected to assume the defense or has reassigned the defense to the Indemnified Person shall require the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including the Indemnified Person providing the Indemnifying Party with access to the Indemnified Person’s records and personnel relating to any Third Party Claim during reasonable hours under the circumstances.

(c)    If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits or other claims of the Indemnified Person with respect to such Third Party Claim.

(d)    To the extent of any inconsistency between this Section 8.3 and Section 9.6 (Tax Contests), Section 9.6 shall control.

8.4    Limitations on Indemnification.

(a)    Deductible. Subject to the other limitations of this Section 8.4:

(i)    No claim for indemnification under Section 8.2(a)(i) or 8.2(b) shall be made by any Purchaser Indemnitee with respect to any breach resulting in an individual item of Damages, or related items of Damages arising out of substantially similar facts and circumstances, unless and until the amount of such Damages suffered by the Companies (taken as a whole) and/or any other Purchaser Indemnitee exceeds $10,000, at which point a claim may be made for the amount of such Damages in full; provided, that the provisions of this Section 8.4(i) shall not apply to a breach of a Fundamental Representation or a breach of Section 6.19 (Tax Matters); and

(ii)    No claim for indemnification under Section 8.2(a)(i) or 8.2(b) shall be made by any Purchaser Indemnitee unless and until the amount of such Damages suffered by the Companies (taken as a whole) and/or any other Purchaser Indemnitee exceed one percent (1%) of the Cash Price (the “Deductible”), at which time such Purchaser Indemnitee shall be entitled to be indemnified against all Damages that exceed the Deductible; provided, that the provisions of this Section 8.4(ii) shall not apply to a breach of a Fundamental Representation or a breach of Section 6.19 (Taxes).

(b)    Cap. Subject to the other limitations of this Section 8.4(b), the aggregate amount of all Damages payable to all Purchaser Indemnitees with respect to claims for indemnification under Sections 8.2(a)(i) or 8.2(b) shall not exceed an amount equal to ten percent (10%) of the Cash Price (the “Cap”); provided, however, that (i) the Cap shall not apply to a breach of a Fundamental Representation, and (ii) the maximum amount which the Purchaser Indemnitees shall be entitled to receive in satisfaction of claims for indemnification pursuant to Section 8.2(b) from any individual Seller shall (x) with respect to a breach of a Fundamental Representation, not exceed such individual Seller’s Allocable Portion of the Aggregate Cash Purchase Price, and (y) with respect to any other breach of any individual Seller’s representations and warranties in Article V, not exceed the aggregate amount of such individual Seller’s Allocable Portion of the Cap. In no event shall the aggregate indemnification obligations of Sellers under this Article VIII exceed the Cash Price.

(c)    Time Limit. No Person shall be liable for any claim for indemnification hereunder, whether or not as a result of a Third Party Claim, unless written notice of a claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought with respect to any such breach before the applicable Survival Date (in which case such indemnification obligation shall survive the time at which it would otherwise terminate pursuant to this Article VIII regardless of when any Damages in respect thereof may actually be incurred). All notices given pursuant hereto shall set forth with reasonable specificity the basis for such claim for indemnification.

(d)    Closing Net Working Capital; Reserves. Notwithstanding any provision of this Agreement to the contrary, Purchaser Indemnitees shall not be entitled to indemnification hereunder for any Damages as a result of any breach of any representation or warranty made by Sellers under Article V and Article VI or the breach by Sellers of any of their covenants or agreements contained in this Agreement to the extent that the amount of any Damages as a result of such breach is taken into account as a current liability, reserved or accrued, or otherwise accounted for, in determining the Closing Net Working Capital, or otherwise taken into account in the calculation of the Aggregate Cash Purchase Price (as finally determined pursuant to Section 3.4).

(e)    Insurance; Other Indemnification. The amount of any Damages subject to indemnification hereunder shall be calculated net of any amounts recovered by Purchaser or the Companies under insurance policies (after taking into account any associated increases in premiums) or other collateral sources (such as contractual indemnities or contributions of any Person which are contained outside this Agreement), and the parties hereto agree to use commercially reasonable efforts to obtain such recoveries.

(f)    Mitigation. Purchaser shall take and shall cause the Companies and any other Purchaser Indemnitees to take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Notwithstanding anything herein to the contrary, Sellers shall not be liable for any Damages to the extent (but only to the extent) that the Purchaser Indemnitees fail to take commercially reasonable action to mitigate any such Damages reasonably promptly after obtaining actual knowledge of the event giving rise to such Damages.

(g)    No Special Damages. Notwithstanding any provision of this Agreement to the contrary, except in the event of Fraud, no Person shall be liable to any other Person for any consequential, incidental, indirect, special, exemplary or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, or damages determined as a multiple of income, revenue or the like except to the extent awarded to any third party, relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or related hereto.

(h)    Treatment of Indemnification Payments. Any indemnification payments made by Purchaser or Sellers pursuant to this Article VIII shall be treated by all parties hereto as an adjustment to the Aggregate Cash Purchase Price hereunder.

(i)    Single Materiality Scrape. For purposes of this Article VIII, the determination of whether a breach of any representation or warranty has occurred, but not with respect to the calculation of Damages resulting from any such breach of any representation or warranty, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

8.5    Limitation of Remedies. The rights of the parties hereto for indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to those contained in this Article VIII, and, subject to Section 8.6 and the last sentence of this Section 8.5, such indemnification rights shall be the sole and exclusive remedies of the parties hereto after the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by Law, Purchaser hereby waives and shall cause its Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including any right or remedy under CERCLA or any other Environmental, Health and Safety Law), at common law or otherwise, including for rescission. Except as provided by this Article VIII, no action, suit, claim, proceeding or remedy shall be brought or maintained after the Closing by Purchaser or any of its Affiliates, including any other Purchaser Indemnitees, successors or permitted assigns against Sellers or any of their Affiliates, and no recourse shall be brought or granted against Sellers or any of their Affiliates, by virtue of or based upon any alleged misstatement or omission respecting a breach of any of the representations, warranties, covenants or agreements of Sellers set forth or contained in this Agreement; provided, however, that nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any claim or action, or the granting of any remedy, to the extent that the same shall have been the result of Fraud by any party hereto (and in the event of Fraud, recourse shall only extend to those Persons committing Fraud).

8.6    Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party hereto could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser or Sellers, as the case may be, may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of posting any bond or other undertaking.

8.7    Priority. Any claims by Purchaser for indemnification under this Article VIII shall be made against the Sellers, any Damages with respect thereto shall in all respects shall be recovered, if at all, first against the Post-Closing Cash Payment, and if such amount is insufficient, then against the consideration received by the Sellers generally.

ARTICLE IX

TAX MATTERS

9.1    Tax Returns.

(a)    Sellers shall, at Sellers’ expense and with the Company’s and BAER’s reasonable cooperation, cause to be prepared and filed all Returns of the Companies required to be filed for all Tax Periods ending on or before the Closing Date. Following Closing, BAER shall file consolidated or combined federal and state income Tax Returns with the Company so as to terminate the Company’s income Tax year as of the end of the Closing Date. The Sellers shall deliver to Purchaser for its review a draft of each such Return to be filed after the Closing Date not fewer than 30 days before the deadline for filing such Return, including extensions (or, if such Returns are due within 30 days after the Closing Date or the end of the applicable Tax Period with respect to which such Return is filed, as soon as reasonably practicable). Purchaser shall notify the Sellers in writing of any objection to a draft Return within 15 days after the draft Return is delivered to Purchaser (or, if such Return is due within 15 days after the draft Return is delivered, as soon as reasonably practicable). If Purchaser so notifies the Sellers of any objection to a draft Return (specifying in reasonable detail the nature of such objection), Purchaser and the Sellers shall attempt, in good faith, to mutually resolve any disagreements regarding such draft Return. Any disagreements regarding the draft Returns that are not resolved within an additional 10-day period by the Sellers and Purchaser shall be resolved by the Independent Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Sellers (in accordance with their respective Allocable Portions) and Purchaser. Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, however, that, if such Returns must be filed in order to avoid a penalty, such Returns may be filed as prepared (with any changes to which the Sellers and Purchaser agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accounting Firm, then Sellers shall cause such Returns to be amended to reflect such changes. Not later than five Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to any such Return, the Sellers shall pay (in accordance with their respective Allocable Portions) to the applicable Company any Taxes of such Company shown as due thereon that were not taken into account in the calculation of the Aggregate Cash Purchase Price, as finally determined under Section 3.4.

(b)    Except as provided in Section 9.1(a), Purchaser shall, at its expense, cause the Companies to prepare and file all Returns of the Companies due after the Closing Date. Purchaser shall deliver to the Sellers for review a draft of each Return of the Companies to be filed after the Closing Date that may give rise to any Tax liability of the Companies for which Sellers may be liable hereunder not fewer than 30 days before the deadline for filing such Return, including extensions (or if such Returns are due within 30 days after Closing or the end of the applicable Tax Period with respect to which such Return is filed, as soon as reasonably practicable). The Sellers shall notify Purchaser in writing of any objections to a draft Return within 15 days after the draft Return is delivered to the Sellers (or, if such return is due within 15 days after the draft Return is delivered to the Sellers, as soon as reasonably practicable). If the Sellers so notify Purchaser of any objections to a draft Return (specifying in reasonable detail the nature of such objection), Purchaser and the Sellers shall attempt, in good faith, to mutually resolve any disagreements regarding such draft Return. Any disagreements regarding the draft Returns that are not resolved within an additional 10-day period by the Sellers and Purchaser shall be resolved by the Independent Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Sellers (in accordance with their respective Allocable Portions) and Purchaser. Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, however, that, if such Returns must be filed in order to avoid a penalty, such Returns may be filed as prepared (with any changes to which the Sellers and Purchaser agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accounting Firm, then Purchaser shall amend such Returns to reflect such changes. The Sellers shall promptly pay (in accordance with their respective

Allocable Portions) to the applicable Company after final determination hereunder any Taxes of such Company for any Pre-Closing Tax Period (as determined in accordance with Section 9.4) shown as due thereon that were not taken into account in the calculation of the Aggregate Cash Purchase Price, as finally determined under Section 3.4.

9.2    Liability for Taxes. Sellers (in accordance with their respective Allocable Portions) shall be responsible for, and shall promptly pay directly or reimburse the Company for, all Taxes of the Companies for any Pre-Closing Tax Period and for Sellers’ portion (as determined under Section 9.4) of all Taxes of the Companies for any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) to the extent such Taxes (a) are not taken into account in calculating the Aggregate Cash Purchase Price, as finally determined under Section 3.4, or (b) have not been paid on or prior to the Closing Date by or on behalf of the Company (including by estimated income Tax payments). Purchaser shall be responsible for all Taxes of the Companies for any Post-Closing Tax Period and for its portion (as determined under Section 9.4) of all Taxes of the Companies for any Straddle Period.

9.3    Tax Benefits. Notwithstanding anything in this Article IX to the contrary, any Tax Benefits, to the extent arising on or prior to the Closing Date, will, to the maximum extent permitted by Law, be reflected on the Returns of the Companies for Pre-Closing Tax Periods or the pre-Closing portion of Straddle Periods, as the case may be. Except as otherwise required pursuant to a determination (as defined in section 1313 of the Code), neither the Companies, Purchaser, BAER nor any of their respective Affiliates will take any position inconsistent with such treatment.

9.4    Apportionment of Taxes.

(a)    With respect to any Straddle Period, the Taxes of the Companies attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of Sellers (to the extent provided in Section 9.2), and all other Taxes attributable to the operations or assets of the Companies for the Straddle Period shall be the responsibility of Purchaser.

(b)    Except with respect to Taxes described in Section 9.4(c) below, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of the Companies as of the end of the last day of the Pre-Closing Straddle Period; provided, that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the portion of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period in proportion to the number of days in each such period.

(c)    In the case of personal property, real property and similar ad valorum Taxes not described in Section 9.4(b), the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.

(d)    This Section 9.4 shall apply mutatis mutandis to any Tax refunds, Tax credits or other Tax benefits to which any Company may be entitled.

9.5    Cooperation. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes imposed on the Companies for all Pre-Closing Tax Periods, all Straddle Periods and all Post-Closing Tax Periods, BAER and the Companies, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney and/or other materials necessary or helpful for the preparation and filing of such Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes. Purchaser shall provide the Sellers, and the Sellers shall provide Purchaser, with the information that each is respectively required to report under section 6043A of the Code or any other applicable Tax rule.

9.6    Tax Contests.

(a)    If any Tax Authority issues to Purchaser, BAER or any of the Companies (i) a notice of its intent to audit, examine or conduct a proceeding with respect to Taxes or Returns of such Company for any Pre-Closing Tax Period or Straddle Period or (ii) a notice of deficiency, notice of reassessment, proposed adjustment, assertion of claim or demand concerning Taxes or Returns attributable to the operations or assets of any of the Companies for any Pre-Closing Tax Period or Straddle Period or otherwise with respect to Taxes for Pre-Closing Tax Periods or Straddle Periods for which Sellers have potential indemnity obligations hereunder (each, a “Tax Claim”), Purchaser shall notify the Sellers of the receipt of such communication from the Tax Authority and shall deliver a copy of any such written communication to the Sellers within 10 Business Days after receiving such Tax Claim; provided that the failure to so notify Sellers of, or deliver, such communication shall not relieve Sellers of any obligation or Liability that Sellers may have to Purchaser hereunder, except to the extent such obligation or Liability is caused solely by such delay.

(b)    In the event of any proceeding relating to any Tax Claim with respect to Taxes attributable to the operations or assets of or Returns of any Company (a “Tax Contest”) for a Tax Period ending on or before the Closing Date or otherwise with respect to Taxes for Pre-Closing Tax Periods or Straddle Periods for which Sellers have potential indemnity obligations hereunder, Purchaser and such Company, as applicable, shall promptly provide the Sellers with copies of all written communications relating to the Tax Contest; provided, that (i) the Sellers shall control any such Tax Contest, (ii) Purchaser and such Company, as applicable, shall have the right to participate in any such Tax Contest, at its own expense, and (iii) Purchaser and such Company, as applicable, shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) that will esult in Tax liability for Sellers without the prior written consent of the Sellers, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    At the request of the Sellers, Purchaser or any of the Companies, as applicable, shall settle any issue related to Taxes for any Pre-Closing Tax Period on terms acceptable to the Sellers and the applicable Tax Authority; provided, that (i) Sellers shall pay when reasonably requested by Purchaser, all Taxes (and other amounts) for which Sellers are liable under this Agreement as a result of such settlement, and (ii) the settlement would not result in any adverse Tax consequence to Purchaser or any of its Affiliates (including the Companies after Closing), including the payment of any Tax for which Sellers are not required to fully indemnify Purchaser or its Affiliates (including the Companies after Closing) under this Agreement, as determined by Purchaser in its reasonable discretion.

(d)    In the event of a Tax Contest for a Straddle Period, Purchaser and such Company, as applicable, shall promptly provide the Sellers with copies of all written communications relating to the Tax Contest; provided, that (i) the Purchaser shall control any such Tax Contest, (ii) Sellers shall have the right to participate in any such Tax Contest, at its own expense, and (iii) Purchaser and such Company, as applicable, shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) that will result in Tax liability for Sellers without the prior written consent of the Sellers, such consent not to be unreasonably withheld, conditioned or delayed.

9.7    Amended Returns. Purchaser and BAER shall not (and shall not permit the Company or any of Purchaser’s affiliates to) (a) amend any Tax Return of the Companies for any Pre-Closing Tax Period, (b) initiate any “voluntary disclosure” agreement or similar program with any Tax Authority with respect to any Pre-Closing Tax Period or Taxes of the Companies attributable to a Pre-Closing Tax Period, (c) make, file, change, amend or revoke any material Tax elections or accounting methods of the Companies with respect to Pre-Closing Tax Period, (d) file an election under Section 338 of the Code with respect to the Company, or (e) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Companies for a Pre-Closing Tax Period; in each case, if such action could give rise to an indemnity obligation and/or increased Tax liability of the Sellers.

9.8    Tax Refunds. Purchaser and the Companies shall reasonably cooperate with the Sellers in obtaining any Tax refund (whether by payment, offset, credit or otherwise) attributable to a Pre-Closing Tax Period. If Purchaser, BAER or any of the Companies receives a refund (whether by payment, offset, credit or otherwise) of Taxes for which Sellers are liable hereunder, Purchaser shall pay to Sellers, within 10 Business Days of the receipt thereof, the amount of such refund, unless such refund (a) arises from the carryback of a Tax attribute attributable to a Tax Period (or portion thereof) beginning on or after the Closing Date to a Tax Period (or portion thereof) ending on or before the Closing Date, (b) was taken into account in the calculation of Aggregate Cash Purchase Price, as finally determined under Section 3.4, or (c) is attributable to a Tax payment made after the Closing and not economically borne (through indemnification or otherwise) by Sellers, in which case Purchaser shall in all cases be entitled to such refund. To the extent that any refund that has given rise to a payment under this Section 9.8 is subsequently reversed, Sellers shall repay to Purchaser the amount received under this Section 9.8, together with any interest or penalties imposed with respect to such reversal.

9.9    Other Taxes. Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless Sellers and their Affiliates from and against all Damages relating to) all sales, use, stamp, documentary, filing, recording or similar fees or Taxes (excluding any federal, state, local and non-U.S. Taxes based on income, which shall be payable by the party recognizing such income, and any applicable transfer taxes, which shall be split evenly between Purchaser and Sellers), or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Authority in connection with the transactions contemplated by this Agreement (“Transfer Tax”). The party required by Law shall, at its expense, prepare and file all necessary Returns with respect to all such Transfer Tax and shall promptly provide a copy of such Return to the other party. The other party shall, not more than ten (10) business days after receipt of such filing, pay to the filing party its share of such Transfer Tax.

ARTICLE X

MISCELLANEOUS

10.1    Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by: (a) personal delivery (effective upon delivery), (b) email (effective on the next Business Day, unless any indication of non-delivery is received), (c) recognized overnight delivery service (effective on the next Business Day after delivery to the service), or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third Business Day after being so mailed), in each case addressed to the intended recipient as set forth below:

If to the Sellers, or any of them, or the Company prior to Closing:

Chris Eisele

54 Jack Drive

Sheridan, Wyoming 82801

Email: c.eisele@bighornairways.com

Robert Eisele

52 Jack Drive

Sheridan, Wyoming 82801

with a copy (which shall not constitute notice) to:

Codie D. Henderson

Davis & Cannon, LLP

40 South Main Street

P.O. Box 728

Sheridan, Wyoming 82801

codie@davisandcannon.com

If to Purchaser or the Company following Closing:

Bridger Aerospace Group Holdings, Inc.

Attention: James Muchmore

90 Aviation Lane

Belgrade, Montana 59714

Email: James@bridgeraerospace.com

10.2    Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto. Neither the duties nor obligations of any party hereto, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement, the other Transaction Documents and the Confidentiality Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any legal or equitable principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party hereto to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each of the parties hereto acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other party under this Agreement on the basis of any implied obligation or otherwise.

10.3    Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Sellers and Purchaser, or in the case of a waiver, by or on behalf of the party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4    Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 7.15, and except for an assignment by Purchaser to any affiliate of Purchaser, neither this Agreement nor the obligations hereunder shall be assignable or transferable by Purchaser without the prior written consent of the Sellers, or by any Seller without the prior written consent of Purchaser.

10.5    No Third Party Beneficiary; No Benefit Plan Amendment. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Purchaser Indemnitees, the Companies, Sellers, Seller Indemnitees and their respective successors, heirs, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. Nothing in this Agreement shall be deemed to amend, modify or terminate any Benefit Plan.

10.6    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.7    Expenses and Closing. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall bear their own respective expenses (including all compensation and expenses of their own counsel, financial advisors, consultants and accountants) incurred in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby.

10.8    Counterparts and Delivery. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to be one and the same instrument and an original document.

10.9    Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF, UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO IRREVOCABLY AGREES THAT THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA WITHIN THE STATE OF MONTANA OR THE COURTS OF THE STATE OF MONTANA SHALL HAVE NON-EXCLUSIVE JURISDICTION TO SETTLE ANY DISPUTE OR CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

10.10    Disclosure Schedules. A disclosure made by Sellers in any Section of this Agreement or any of the Schedules (or subparts thereof) that is reasonably apparent on the face of such disclosure that such disclosure contains information applicable to another Section of this Agreement or any other Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to such other Sections of this Agreement and such other Schedules (or subparts thereof), notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a Schedule reference in any representation or warranty. Information reflected in the Schedules is not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Companies.

10.11    Certain Matters Regarding Representation of the Companies.

(a)    Parr Brown Gee & Loveless PC and Davis & Cannon, LLP (collectively, the “Law Firms”) have acted as counsel for the Sellers and the Companies in connection with this Agreement (the “Acquisition Engagement”) and in that connection not as counsel for any other Person, including Purchaser or BAER.

(b)    Only the Sellers and the Companies shall be considered clients of the Law Firms in the Acquisition Engagement. All communications of or seeking legal advice between the Sellers, the Companies, and their respective Affiliates, on the one hand, and either of the Law Firms, on the other hand, in connection with the Acquisition Engagement shall be deemed to be attorney-client confidences that belong solely to the Sellers and not to (following the transactions contemplated hereby) the Companies. Accordingly, neither Purchaser nor BAER shall have access to any communications in the files of the Companies relating to the Acquisition Engagement. Without limiting the generality of the foregoing, upon and after the Closing: (i) the Sellers and the Law Firms shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and none of the Companies, Purchaser or BAER shall be a holder thereof; (ii) to the extent that the files of either Law Firm in respect of the Acquisition Engagement constitute property of the client, only the Sellers shall hold such property rights; and (iii) neither Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies, Purchaser or BAER by reason of any attorney-client relationship between such Law Firm and the Companies or otherwise unless otherwise directed by a court order or the order of any Authority.

(c)    If the Sellers so desire, and without the need for any consent or waiver by the Companies, Purchaser, BAER or any Affiliate of any of the foregoing, either Law Firm shall be permitted to act as counsel to the Sellers after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, either Law Firm shall be permitted to represent the Sellers in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Purchaser, BAER or any of their respective agents or Affiliates (including after the Closing the Companies) under or relating to this Agreement or any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving noncompetition or other agreements entered into by the Sellers in connection with this Agreement, and either Seller in connection with any other matter.

(d)    Upon and after the Closing, the Companies shall cease to have any attorney-client relationship with either Law Firm, including with respect to any matter arising after the Closing, unless such Law Firm is specifically engaged in writing by the Companies to represent the Companies after the Closing.

(f)    The Parties hereby expressly consent to the foregoing arrangements, on their own behalf and on behalf of their respective Affiliates.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

PURCHASER:		SELLERS:
BRIDGER BIGHORN, LLC

By:	/s/ Timothy P. Sheehy	/s/ Robert Eisele
Name:	Timothy P. Sheehy	Robert Eisele
Title:	Manager

BAER, SOLELY FOR PURPOSES OF
THE ARTICLES AND SECTIONS FIRST
SET FORTH ABOVE:		/s/ Christopher Eisele
Christopher Eisele
BRIDGER AEROSPACE GROUP
HOLDINGS, INC.

By:	/s/ Timothy P. Sheehy
Name:	Timothy P. Sheehy
Title:	Chief Executive Officer

Exhibit A

Net Working Capital Calculation

(Attached.)

Exhibit B

Form of Securityholder Questionnaire

(Attached.)

SELLERS’ SCHEDULE

Seller	Seller’s Allocable Portion Percentage	Shares of BAER Common Stock		Equity Interests owned by Seller	Seller’s Allocable Portion of Companies
Robert Eisele	10%	[	●]	10% of Company Interest	10% of Company
Christopher Eisele	90%	[	●]	90% of Company Interest	90% of Company